As Filed with the Securities and Exchange Commission on October 29, 2010

Registration No. 333-167626

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KINGOLD JEWELRY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3911	13-3883101
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023
(011) 86 27 65660703

(Address and Telephone Number of
Principal Executive Offices and Principal Place of Business)

Corporation Service Company
2711 Centerville Road
Suite 300
Wilmington, DE 19808
(302) 636-5401

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Yvan-Claude Pierre, Esq. William Haddad, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4500 Fax: (917) 778-8670	Paul Goodman, Esq. Andrew Zizmor, Esq. Cyruli Shanks Hart & Zizmor, LLP 420 Lexington Avenue Suite 2320 New York, NY 10170 Telephone: (212) 661-6800 Fax: (212) 661-5350	Christopher S. Auguste, Esq. Bill Huo, Esq. Ari Edelman, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Telephone: (212) 715-9100 Fax: (212) 715-8000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share	5,750,000	$8.68	$49,910,000	$3,674.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $8.68 which represents the average of the high and low sales price of the common stock as reported NASDAQ Capital Market on October 25, 2010.
(2)	Includes shares which the underwriter has the option to purchase to cover over-allotments, if any.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED OCTOBER 29, 2010

KINGOLD JEWELRY, INC.

5,000,000 Shares of Common Stock

We are offering 5,000,000 shares of our common stock. As of August 18, 2010, our common stock is listed on the NASDAQ Capital Market and trades under the symbol “KGJI.” Previously, our common stock was quoted on the Over the Counter Bulletin Board under the symbol “KGJI.”

The last reported market price of our shares of common stock on October 28, 2010 was $7.99.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 for certain factors relating to an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
(1)	See “Underwriting” for a description of compensation payable to the underwriter.

We have granted a 45 day option to Rodman & Renshaw, LLC, the underwriter, to purchase up to an additional 750,000 shares of common stock from us on the same terms as set forth above. If the underwriter exercises its right to purchase all of such additional shares of common stock, such shares will be purchased at the public offering price less the underwriting discount. The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriter expects to deliver the shares of common stock to purchasers in the offering against payment in New York, New York on or about     , 2010.

Rodman & Renshaw, LLC	JMP Securities

The date of this prospectus is , 2010

Ding - Decorative Article

Phoenix – Gift Item

福

Fortune Pendant

Mgold
娇饰

Mgold – Kingold's Flagship Products

吉祥

Lucky Ring

Happy-life Bracelet

Blossom Ornament

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our projected sales, profitability and cash flows, our growth strategies, anticipated trends in our industries, our future financing plans and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, working capital, liquidity, capital expenditure requirements and future acquisitions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of gold, pricing levels, the timing and cost of capital expenditures, competitive conditions, general economic conditions and synergies relating to acquisitions, joint ventures and alliances. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market price of gold;
•	changes in political, economic or regulatory conditions generally and in the PRC markets in which we operate;
•	non-performance of suppliers on their sale commitments and customers on their purchase commitments;
•	non-performance of third-party service providers;
•	adverse conditions in the industries in which our customers operate, including a continuation of the global recession;
•	our ability to manage growth;
•	our ability to integrate acquired businesses;
•	our ability to retain and attract senior management and other key employees;
•	changes in PRC or U.S. tax laws;
•	increased levels of competition;
•	our ability to comply with environmental laws and regulations; and
•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to “yuan” or “RMB” are to the Chinese yuan (also known as the renminbi). According to xe.com, as of October 25, 2010, $1 = 6.6593 RMB.

Third Party Data

This prospectus contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by World Gold Council, Gems and Jewelry Trade Association of China, and the State Bureau of Statistics of China. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, includes those described in “Risk Factors.”

Over-Allotment Option and Reverse Stock Split

Unless otherwise indicated, information in this prospectus assumes that the underwriter does not exercise its option to purchase additional shares. All share and per share information concerning our common stock reflects a 1-for-2 reverse stock split which became effective on August 10, 2010.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 13. In addition, some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding the Forward Looking Statements.” All share and per share information concerning our common stock reflects a 1-for-2 reverse stock split which became effective on August 10, 2010.

The terms “we,” “us,” “our,” and “Kingold” mean Kingold Jewelry, Inc. (formerly known as Activeworlds Corp.), and our wholly-owned subsidiaries, Dragon Lead, a BVI corporation, Wuhan Vogue-Show Jewelry Co., Ltd. (or Vogue-Show), a PRC wholly foreign owned enterprise, and Wuhan Kingold Jewelry Company Limited, (or Wuhan Kingold), our contractually controlled entity and a PRC company limited by shares, unless otherwise indicated.

Kingold Jewelry, Inc.

Through a variable interest entity, or VIE, relationship with Wuhan Kingold Jewelry Company Limited, we are one of the leading professional designers and manufacturers of 24 Karat gold jewelry and Chinese ornaments developing, promoting, and selling a broad range of products to the rapidly expanding Chinese luxury goods market in the central part of the Peoples Republic of China, or PRC, including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces.

According to statistics provided by Gems and Jewelry Trade Association of China, in 2007 we ranked first in the PRC’s gold industry nationwide in total volume of 24 Karat gold production. We offer a wide range of in-house designed products including, but not limited to, gold necklaces, rings, earrings, bracelets, and pendants. We launch as many as 900 new products each month and approximately 10,000 every year.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material (24 Karat gold), plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4 – 6% of the price of the base material.

We aim to become an increasingly important participant in the PRC’s gold jewelry design and manufacturing sector. In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold or Jin Huang ().

We are located in Wuhan of Hubei Province, which is the fourth largest city in the PRC in terms of population. During 2009, we produced approximately 16 tons of 24 Karat gold products.

Our Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

•   We have a proven manufacturing capability.  We have developed seven proprietary processes which we believe are well integrated and are crucial to gold jewelry manufacturing.

•   We have a proven design capability.  We have a large and experienced in-house design team with a track record of developing products that are fashionable and well received in the jewelry market.

•   We believe that we have a superior brand awareness in China.  We have established the Kingold brand through our focused sales and marketing efforts, and we believe it is well known in China.

•   We have a well established distribution network throughout China.  We have been actively operating in this industry for more than six years since the gold jewelry industry became open to the private sector in 2002.

•   We believe that we have significant advantages when compared to our competitors in the areas of capacity, technology and talent.  We have expanded our capacity significantly in recent years. In 2009, we produced 24K gold jewelry and Chinese ornaments with a total weight of approximately 16 tons, as opposed to 14 tons and 11 tons, in 2008 and 2007, respectively.

•   We are a member of the Shanghai Gold Exchange which has very limited membership.  We have been a member of the Shanghai Gold Exchange since 2003. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited.

•   We have an experienced management team in the Chinese gold industry.  We have a strong and stable management team with valuable experience in the PRC jewelry industry.

Our Strategy

Our goal is to be the leading vertically-integrated designer, manufacturer and retailer of 24 Karat gold jewelry products in China. We intend to achieve our goal by implementing the following strategies:

•   We intend to increase our capacity.  We intend to continue to expand the production capacity by purchasing additional gold.

•   We plan to continue to specialize in the design and manufacture of 24 Karat gold jewelry.  We intend to continue to leverage our experience in jewelry design to introduce new fashionable products with strong market recognition, such as our M gold jewelry line of products.

•   We intend to further promote and improve the use of our brand.  We intend to make significant efforts in growing the brand recognition of our Kingold brand and strengthening our market position.

•   We will increase the automation in our production line.  Our production lines use modern technologies and production techniques that we strive to continuously improve through automation.

•   We intend to enlarge our PRC customer base.  We intend to strive to expand our PRC customer base by strengthening current relationships with distributors, retailers and other wholesalers in our existing markets.

Corporate History

We were initially incorporated in 1995 in Delaware as Vanguard Enterprises, Inc. In 1999, we changed our corporate name to Activeworlds.com, Inc. (and subsequently to Activeworlds Corp.) and through a wholly-owned subsidiary we provided internet software products and services that enabled the delivery of three-dimensional content over the internet. We operated that business until September 11, 2002 when we sold that business to our former management and we became a shell company with no significant business operations. As a result of the consummation of the reverse acquisition transaction as described below, on December 23, 2009, we ceased to be a shell company and became an indirect holding company for Vogue-Show through Dragon Lead.

Acquisition of Kingold and Name Change

In December 2009, we acquired 100% of Dragon Lead from the shareholders of Dragon Lead in a share exchange transaction pursuant to which the shareholders of Dragon Lead exchanged 100% ownership in Dragon Lead, for 33,104,234 shares of our common stock. As a result, Dragon Lead became our wholly- owned subsidiary. Dragon Lead owns 100% of Vogue-Show and Vogue-Show controls Wuhan Kingold through a series of variable interest entity agreements, described below. We currently operate through Dragon Lead, Vogue-Show and Wuhan Kingold.

In February 2010, we changed our name to Kingold Jewelry, Inc. to better reflect our business.

Organizational History of Dragon Lead and its Subsidiaries

Dragon Lead Group Limited, or Dragon Lead, a British Virgin Islands (BVI) corporation was incorporated in the BVI on July 1, 2008 as an investment holding company. Dragon Lead owns 100% of the ownership interest in Vogue-Show.

Wuhan Vogue-Show Jewelry Co., Ltd., or Vogue-Show, a PRC wholly foreign owned enterprise, or WFOE, was incorporated in the PRC on February 16, 2009. Wuhan Kingold was incorporated in the PRC as a limited liability company on August 2, 2002 by Zhihong Jia, as the major shareholder, and Xue Su Yue who sold her shares in Wuhan Kingold to Zhihong Jia and Chen Wei in 2003. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares. Its business activities are principally the design and manufacture of 24 Karat gold jewelry and Chinese ornaments in the PRC. Wuhan Kingold’s business license will expire on March 4, 2021 and is renewable upon expiration. The registered and paid-in capital of Wuhan Kingold is RMB 120 million.

The Vogue-Show/Wuhan Kingold VIE Relationship

On June 30, 2009, Vogue-Show entered into a series of agreements with Wuhan Kingold and shareholders holding 95.83% of the outstanding equity of Wuhan Kingold under which Wuhan Kingold agreed to pay 95.83% of its after-tax profits to Vogue-Show and shareholders owning 95.83% of Wuhan Kingold’s shares have pledged their shares and delegated their voting power in Wuhan Kingold to Vogue-Show. Such share pledge is registered with the PRC Administration for Industry and Commerce.

The VIE arrangement was created so that upon the closing of the reverse acquisition, as described below, we would be able to acquire control over Wuhan Kingold, as explained below. These contractual arrangements enable us to:

•   exercise effective control over our variable interest entity, Wuhan Kingold;

•   receive substantially all of the economic benefits from our variable interest entity, Wuhan Kingold; and

•   have an exclusive ten-year option to purchase 95.83% of the equity interest in our variable interest entity Wuhan Kingold, contingent upon such a purchase being permitted by PRC law, at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and the Wuhan Kingold shareholders.

Concurrently, Wuhan Kingold agreed to grant Vogue-Show a ten-year option to purchase all of Wuhan Kingold’s assets at a price based on an appraisal to be provided at the time of exercise of the option by an asset evaluation institution jointly appointed by Vogue-Show and Wuhan Kingold. In addition, shareholders holding 95.83% of the equity interest in Wuhan Kingold have pledged their shares in Wuhan Kingold in order to guarantee the performance of Wuhan Kingold and any of its respective shareholders under the VIE agreements, ultimately providing Vogue-Show, as pledgee, with certain rights, including the right to foreclose on the pledged equity interests. Through such arrangement, Wuhan Kingold has become Vogue-Show’s contractually controlled affiliate.

We have consolidated the financial results of Wuhan Kingold in our consolidated financial statements in accordance with U.S. generally accepted accounting principles.

Reverse Acquisition and Private Placement

On September 29, 2009, we entered into an Agreement and Plan of Reverse Acquisition with Vogue-Show, a PRC WFOE, Dragon Lead, and the stockholders of Dragon Lead, or the Dragon Lead Stockholders. Pursuant to the acquisition agreement, we agreed to acquire 100% of the issued and outstanding capital stock of Dragon Lead in exchange for the issuance of 33,104,234 newly issued shares of our common stock. The acquisition agreement closed on or about December 23, 2009. Following the closing, Dragon Lead became our wholly-owned subsidiary.

The purpose of the reverse acquisition was to gain control over Wuhan Kingold. We did not acquire Wuhan Kingold directly through the issuance of stock to Wuhan Kingold’s stockholders because, under PRC law, it is uncertain whether a share exchange would, in this instance, be legal. Instead, we chose to acquire control of Wuhan Kingold through the acquisition of Vogue Show and the VIE arrangements previously described in this prospectus. Certain rules and regulations in the PRC restrict the ability of non-PRC companies controlled by PRC residents to acquire PRC companies. There is significant uncertainty as to whether these rules and regulations require either transactions of the type contemplated by our VIE arrangements, or of the type contemplated by the Call Option described below, to be approved by the PRC Ministry of Commerce, the China Securities and Regulatory Commission, or other governmental agencies. For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors — Risks Related to Doing Business in the PRC — Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock,” beginning on page 21.

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors. Pursuant to a securities purchase agreement entered into with the investors, we sold an aggregate of 5,120,483 newly issued shares of our common stock at $0.996 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received five-year warrants to purchase up to 1,024,096 shares of common stock at the price of $0.996 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement. In addition, five-year warrants to purchase up to 1,536,145 shares of common stock at the price of $0.996 per share were issued to various consultants who assisted in the transaction.

All share and per share information concerning our common stock in the above discussion reflects a 1-for-2 reverse stock split which became effective on August 10, 2010.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Act.

Also, on December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into a call option agreement, or call option, with Zhihong Jia and Bin Zhao as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option agreement, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao certain call options to acquire up to 100% of the shares of Famous Grow at any time at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice for a period of five years. While our PRC counsel believes that this arrangement does not violate any provisions of applicable PRC laws, there are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

Additionally, on December 23, 2009, immediately following the closing, Famous Grow Holdings Limited, a BVI limited liability company, or Famous Grow, Dragon Lead’s majority shareholder, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 1,895,609 of shares of common stock into an escrow account as “make good shares.” In the event that our after-PRC-tax net income for the years ended December 31, 2009, 2010 and 2011, is less than 70% of RMB 65.0 million, RMB 100.0 million and RMB 150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to private placement investors on pro rata basis. Pursuant to the Make Good Escrow Agreement, 631,870 shares out of 1,895,609 shares (or  1/3 of the shares per year) are no longer subject to the escrow and none of such shares have been acquired from Famous Grow. Our after-PRC-tax net income for the year ended December 31, 2009 exceeded 70% of RMB 65.0 million and therefore, no “make good shares” were transferred as of December 31, 2009.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Famous Grow Holdings, Ltd., a BVI corporation (1)
42.9%
Kingold Jewelry, Inc., a Delaware corporation
100%
Dragon Lead Group Limited, a BVI corporation
Outside China
100%
Inside China
Wuhan Vogue-Show Jewelry Co., Ltd., a PRC WFOE
VIE Contracts (95.83% interest)
Wuhan Kingold Jewelry Co., Ltd, a PRC Company Limited by Shares (2)
= equity ownership
= contractual arrangements

Notes:

(1)	Famous Grow is owned by Fok Wing Lam Winnie. Pursuant to a Call Option Agreement, our founder, chairman and chief executive officer, Zhihong Jia, and general manager and director, Bin Zhao, have the right to collectively acquire 100% of the ownership of Famous Grow.
(2)	Wuhan Kingold is 55.31% owned by Zhihong Jia, our founder, chairman and chief executive officer, 1.67% owned by Bin Zhao, our general manager and director, 4.17% owned by Beijing Shouchuang Investment Co. Ltd., a PRC state-owned enterprise, with the balance of 38.85% owned by a total of 44 other shareholders, all of whom are PRC citizens. All of Wuhan Kingold’s shareholders, other than Beijing Shouchuang Investment Co. Ltd., have entered into the VIE agreements.

Company Information

We are a Delaware corporation. Our principal executive offices are located at 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC, and our telephone number is (011) 86-27-6569-4977. Our website is located at www.kingoldjewelry.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

The name “Kingold” is our registered trademark in the PRC. See “Business — Intellectual Property” for a description of out intellectual property portfolio beginning on page 51.

Risks and Challenges

An investment in our securities involves a high degree of risk that includes risks related to our business, the industries in which we operate, the PRC, the ownership of our common stock and this Offering, including the following specific risks:

•	We derive all of our profits from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the gold jewelry business in China and continued economic development in China.
•	One shareholder owns a large percentage of our outstanding securities and could significantly influence the outcome of our corporate matters.
•	We rely on a limited number of suppliers for most of the raw materials we use. Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales.
•	We are dependent upon consumer demand for 24 Karat gold products which may be affected by general economic conditions in China.
•	The PRC government may determine that our variable interest entity agreements with Wuhan Kingold are not in compliance with applicable PRC laws, rules and regulations.

We are subject to a number of additional risks which you should be aware of before you buy our common stock. The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

OFFERING SUMMARY

Securities offered
5,000,000 shares of common stock
Shares outstanding before this offering
41,766,404
Shares outstanding after this offering
46,766,404
Option to purchase additional shares
We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional 750,000 shares of common stock from us.
Use of proceeds
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, as more fully discussed in the section entitled “Use of Proceeds” following this prospectus summary.
Risk factors
We are subject to a number of risks which you should be aware of before you buy our common stock. The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.
Stock symbol
Our common stock is listed on the NASDAQ Capital Market under the symbol “KGJI,” as of August 18, 2010. Previously, our common stock was quoted on the OTCBB under the symbol “KGJI.”

The shares of common stock to be outstanding after this offering are based on 41,766,404 shares of our common stock outstanding as of June 30, 2010 without the exercise of the underwriter over-allotment option, and excludes 3,335,241 shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our common stock, with a weighted average exercise price, as of June 30, 2010, of $1.04 per share. All share and per share information concerning our common stock reflects a 1-for-2 reverse stock split that became effective on August 10, 2010. All share and per share information for dates prior to August 10, 2010 is shown on a pro forma basis.

RECENT DEVELOPMENTS

NASDAQ Listing

On August 17, 2010, our common stock was approved for listing on the NASDAQ Capital Market under the symbol “KGJI” and began trading on August 18, 2010. Our common stock had been previously listed for quotation on the Over the Counter Bulletin Board under the same symbol.

1-for-2 Reverse Common Stock Split

On August 10, 2010, we effected a 1-for-2 reverse stock split of our common stock.

Second Quarter Financials

The following is a summary of our selected unaudited consolidated financial results for the six months ended June 30, 2010 compared to our selected unaudited consolidated financial results for the six months ended June 30, 2009. Results for the second quarter of 2010 may not be indicative of our full year results for the year ending December 31, 2010 or future quarterly periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for information regarding trends and other factors that may influence our results of operations and for recent quarterly operating results. All earnings per share data for dates prior to August 10, 2010 have been adjusted to reflect, on a pro forma basis, our 1-for-2 reverse stock split of our common stock.

	For the six months ended June 30,
	2010	2009
	(unaudited)	(unaudited)
Statements of Operations Data
Net Sales	$168,356,310	$98,479,024
Total cost of sales	(155,337,665)	(92,495,667)
Gross profit	13,018,645	5,983,357
Total operating expenses	1,187,381	900,912
Income from operations	11,831,264	5,082,445
Other Expenses (gains)	(263,177)	(509,514)
Provision for Income Tax	(2,946,095)	(1,144,622)
Net income attributable to common stockholders	8,252,908	3,196,849
Earning per share – basic	$0.20	$0.10
Earning per share – fully diluted	$0.19	$0.10

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations for the years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statement of operations for the six months ended June 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements for such periods included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if our current corporate structure had been in existence throughout the periods presented. All earnings per share data for dates prior to August 10, 2010 have been adjusted to reflect, on a pro forma basis, our 1-for-2 reverse stock split of our common stock.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

	For the year ended December 31,		For the six months ended June 30,
	2009	2008	2010	2009
			(unaudited)	(unaudited)
Statements of Operations Data
Net Sales	$250,450,650	$109,782,936	$168,356,310	$98,479,024
Total cost of sales	(234,725,168)	(98,547,293)	(155,337,665)	(92,495,667)
Gross profit	15,725,482	11,235,643	13,018,645	5,983,357
Total operating expenses	2,484,915	1,128,067	1,187,381	900,912
Income from operations	13,240,567	10,107,576	11,831,264	5,082,445
Other Expenses	(895,625)	(1,665,606)	(263,177)	(509,514)
Income Tax	(3,220,439)	(2,090,556)	(2,946,095)	(1,144,622)
Net income attribute to the noncontrolling interest	(462,920)	(264,867)	(369,084)	(231,460)
Net income attributable to common stockholders	$8,661,583	$6,086,547	$8,252,908	$3,196,849
Earning per share-basic	0.26	0.18	0.20	0.10
Weighted average shares outstanding-basic	33,294,089	33,104,234	41,766,404	33,104,234
Balance Sheet Data
Cash and cash equivalents	7,964,120	281,994	6,643,253	18,603,526
Total assets	62,327,038	45,195,285	71,962,531	47,799,363
Total liabilities	10,683,428	17,084,008	11,243,755	16,159,748
Total stockholders’ equity	50,823,356	27,755,078	59,520,283	31,120,229
Non-controlling interests	820,254	356,199	1,198,493	519,386
Total Liabilities and stockholders’ equity	$62,327,038	$45,195,285	$71,962,531	$47,799,363

The following table presents consolidated balance sheet data as of June 30, 2010 (i) on an actual basis and (ii) on a proforma basis to reflect the sale of 5,000,000 shares of common stock in this offering by us at an assumed public offering price of $8.68 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

	As of June 30, 2010
	Actual	Pro forma
(in thousands)	(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$6,643	$45,491
Working capital	46,437	85,284
Total assets	71,962	110,811
Common Stock and additional paid in capital	31,119	69,967
Total stockholders’ equity	59,520	98,368

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to purchase any shares of our common stock. These risks could harm our business, operating results, financial condition and prospects. In addition, the trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. All share and per share information concerning our common stock for dates prior to August 10, 2010 has been adjusted to reflect, on a pro forma basis, our 1-for-2 reverse stock split of our common stock.

Risks Related to our Business

Jewelry purchases are discretionary, may be particularly affected by adverse trends in the general economy, and an economic decline will make it more difficult to generate revenue.

The success of our operations depends, to a significant extent, upon a number of factors relating to discretionary consumer spending in China. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation in regional and local markets in China where we manufacture and sell our products. There can be no assurance that consumer spending on jewelry will not be adversely affected by changes in general economic conditions in China and globally.

While the Chinese economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past two decades, the rate of inflation in China has been as high as approximately 20%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. During the recent global economic slowdown, the People’s Bank of China or PBOC set the interest rate at a rather low level and the central government implemented a several trillion of RMB stimulus plan which has brought increased liquidity into the market. However, if the global economy continues to recover it is very likely that PBOC will increase the interest rate. Significant increases in interest rates by the central bank could slow economic activity in China which may, in turn, materially increase our costs and reduce demand for our products.

Most of our sales are of products that include gold, precious metals and other commodities, and fluctuations in the availability and pricing of commodities would adversely impact our ability to obtain and make products at favorable prices.

The jewelry industry generally is affected by fluctuations in the price and supply of diamonds, gold, and, to a lesser extent, other precious and semi-precious metals and stones. In the past, we have not hedged our requirement for gold or other raw materials through the use of options, forward contracts or outright commodity purchasing. A significant increase in the price of gold could increase our production costs beyond the amount that we are able to pass on to our customers, which would adversely affect our sales and profitability. A significant disruption in our supply of gold, or other commodities could decrease our production and shipping levels, materially increase our operating costs and materially and adversely affect our profit margins. Shortages of gold, or other commodities, or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism, or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase our raw materials, may adversely affect our ability to maintain production of our products and sustain profitability. Although we generally attempt to pass increased commodity prices to our customers, there may be circumstances in which we are not able to do so. In addition, if we were to experience a significant or prolonged shortage of gold, we would be unable to meet our production schedules and to ship products to our customers in a timely manner, which would adversely affect our sales, margins and customer relations.

Furthermore, the value of our inventory may be affected by commodity prices. We record the value of our inventory at the lower of our cost (using the first-in, first-out method) or market value. As a result, decreases in the market value of precious metals such as gold would result in a lower stated value of our inventory, which may require us to take a charge for the decrease in the value of our inventory.

Competition in the jewelry industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

The jewelry industry in China is highly fragmented and very competitive. We believe that the market may become even more competitive as the industry grows and/or consolidates. We compete with local jewelry manufacturers and large foreign multinational companies that offer products that are similar to ours. Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. As a result of this increasing competition, we could lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

We may need to raise additional funds in the future. These funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to maintain or expand our business.

Our operations require substantial funds to finance our operating expenses, to maintain and expand our manufacturing, marketing and sales capabilities and to cover public company costs. Without these funds, we may not be able to meet our goals.

We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners. However, you should also be aware that in the future:

•	we cannot be certain that additional capital will be available on favorable terms, if at all;
•	any available additional financing may not be adequate to meet our goals; and
•	any equity financing would result in dilution to stockholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy (including entering the retail market), take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. In addition, we may be required to scale back or discontinue expansion plans, or obtain funds through strategic alliances that may require us to relinquish certain rights.

Our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our brand image.

We believe that primary factors in facilitating customer buying decisions in China’s jewelry sector include price, confidence in the merchandise sold, and the level and quality of customer service. The ability to differentiate our products from competitors’ by our brand-based marketing strategies is a key factor in attracting consumers, and if our strategies and efforts to promote our brand, such as television and magazine advertising and beauty contest sponsorships fail to garner brand recognition, our ability to generate revenue may suffer. If we are unable to differentiate our products, our ability to sell our products wholesale and our planned sale of products retail will be adversely affected. If we fail to identify or react appropriately or timely to customer buying decisions, we could experience a reduction in consumer recognition of our products, a diminished brand image, higher markdowns, and costs to recast overstocked jewelry. These factors could result in lowering selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations

There is only one source in China for us to obtain the precious metals used in our jewelry products; accordingly, any interruptions of our arrangement with this source would disrupt our ability to fulfill customer orders and substantially affect our ability to continue our business operations.

Under the PRC law, supply of precious metals such as platinum, gold, and silver are highly regulated by PRC government agencies. The Shanghai Gold Exchange is the only supplier in China for gold used for our jewelry products. We are required to obtain and maintain several membership and approval certificates from government agencies in order to do business involving precious metals. The loss of our relationship or failure to renew our membership with the Shanghai Gold Exchange, or its inability to furnish precious metals to us as anticipated in terms of cost, quality, and timeliness, would adversely affect our ability to fulfill customer orders in accordance with our required delivery, quality, and performance requirements. If this situation were to occur, we would not have any alternative suppliers in China to obtain our raw materials from, which would result in a decline in revenue and revenue potential, and ultimately risk the overall continuation of our business operations.

If we are not able to adapt to changing jewelry trends in China, our inventory may be overstocked and we may be forced to reduce the price of our overstocked jewelry or incur the cost to recast it into new jewelry.

Our jewelry sales depend on consumer fashions, preferences for jewelry and the demand for particular products in China. Jewelry design trends in China can change rapidly. The ability to accurately predict future changes in taste, respond to changes in consumer preferences, carry the inventory demanded by customers, deliver the appropriate quality, price products correctly and implement effective purchasing procedures, all have an important influence on determining sales performance and maximizing gross margin. If we fail to anticipate, identify or react appropriately to changes in styles and trends, we could experience excess inventories, higher than normal markdowns or an inability to sell our products. If such a situation were to exist, we would need to incur additional costs to recast our products to fit the demand, and the labor and manufacturing costs previously invested in the recast products would be lost.

Our failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

We intend to develop the retail distribution of our products, which we believe will result in rapid growth, but will also place significant demands on our managerial, operational and financial resources. Any significant growth in the market for our current wholesale business and our planned retail distribution would require us to expand our managerial, operational, financial, and other resources. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capabilities. We also will need to continue to expand, train and manage our employee base. If we are unable to successfully build these skills and expand our number of skilled management and staff, we may be unsuccessful in achieving our intended level of growth.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchases of raw materials and supplies, development of new products and the hiring of additional employees. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure you that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We rely on our distribution network for virtually all of our revenues. Failure to maintain good distributor relations could materially disrupt our distribution business and harm our net sales.

Our business depends directly on the performance of our more than 200 distributors, which we also refer to as our customers. Our largest distributor accounted for approximately 7.83% and 9.8% of our gross revenues in 2009 and 2008, respectively. As we do not have long-term contracts with our distributors, it is critical that we maintain good relationships with them. However, maintaining good relationships with existing distributors and replacing any distributor is difficult and time consuming. Our failure to maintain good relationships with our distributors could materially disrupt our distribution business and harm our net sales.

Substantial defaults by our customers on accounts receivable could have a material adverse effect on our liquidity and results of operations.

As with most businesses in our industry, a substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. In addition, as we increase our presence in the retail market, we expect the aging of our accounts receivable generated from sales through retail counters to increase as department stores typically defer payments to us of cash receipts collected by them on our behalf. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We must maintain a relatively large inventory of our raw materials and jewelry products to support customer delivery requirements, and if this inventory is lost due to theft, our results of operations would be negatively impacted.

We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our warehouse and show room in Wuhan, China. Although we have an inventory security system in place, we may be subject to future significant inventory losses due to third-party or employee theft from our warehouses or other forms of theft. The implementation of enhanced security measures beyond those that we already utilize, which include onsite police station with direct deployment of officers and instant access to Wuhan city police department, security cameras, and alarm systems in our warehouse, would increase our operating costs. Also, any such losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our insurance policies. Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or the termination of coverage under the relevant policy.

Our business could be materially adversely affected if we cannot protect our intellectual property rights.

We have developed trademarks, patents, know-how, trade-names and other intellectual property rights that are of significant value to us. In particular, we have applied for patents on a limited number of designs of our jewelry products and trademarks as well. However, the legal regime governing intellectual property in the PRC is still evolving and the level of protection of intellectual property rights in the PRC may differ from those in other jurisdictions. Thus, it may be difficult to enforce our rights relating to these designs as well as our trademarks. Any unauthorized use of, or other infringement upon our designs or trademarks, could result in potential sales being diverted to such unauthorized sellers, and dilute the value of our brand.

We are dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on our business, financial conditions and results of operations.

Our success, to a great extent, has been attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Moreover, our daily operation and performance rely heavily upon our senior management. There can be no assurance that we will be able to retain these officers or that such personnel may not receive and/or accept competing offers of employment. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations. We do not maintain key-man life insurance for any of our senior management.

We have significant outstanding borrowings, and we may not be able to obtain extensions when they become mature.

Our notes payable to banks for short-term borrowings as of December 31, 2009 and 2008 were approximately $8.8 million and $14.1 million, respectively. These loans are either collateralized by our buildings, plant and machinery or guaranteed by a third party guarantor at the cost of certain guaranty fees. Interest expense paid for the years ended December 31, 2009 and 2008 were $703,500 and $1,393,130, respectively, and fees paid to a third party guarantor for the years ended December 31, 2009 and 2008 were $180,827 and $342,626, respectively. Our notes payable for short-term borrowing as of June 30, 2010 was approximately $8.8 million and bore a weighted average annual interest rate of 5.02%. Generally, these short-term loans mature in one year or less and contain no renewal terms. However, in China, it is custom practice for banks and borrowers to negotiate roll-over or renewals of short-term borrowing on an on-going basis shortly before maturity.

Although we have renewed our borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they become mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods the results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China;
•	fluctuation and unpredictability of costs related to the gold, platinum and precious metals and other commodities used to manufacture our products;
•	seasonality of our business;
•	changes in the laws of the PRC that affect our operations;
•	our recent entry into the retail jewelry market;
•	competition from our competitors; and
•	our ability to obtain all necessary government certifications and/or licenses to conduct our business.

The loss or significant reduction in business of any of our key customers may affect our revenues and earnings.

We are dependent on a limited number of customers for a large portion of our business. During the year ended December 31, 2009, approximately 31.5% of our net sales were generated from our five largest customers as compared to 21.3% for the year ended December 31, 2008. Our largest customer accounted for approximately 7.8% and 9.8% of our net sales during the years ended December 31, 2009 and 2008, respectively. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of those customers, or any of our other customers to which we sell a significant amount of our products, or any significant portion of orders from those customers, or any material adverse change in the financial conditions of such customers could negatively affect our revenues and decrease our earnings, if we cannot find new customers in a timely manner.

We may not maintain sufficient insurance coverage for the risks associated with our business operations. As a result, we may incur uninsured losses.

Except for property, accident and automobile insurance, we do not have other insurance of such as business liability or disruption insurance coverage for our operations in the PRC. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their investment.

The current global financial crisis and economic downturn may have an adverse effect on our businesses, results of operation and financial condition.

The current global financial crisis and economic downturn have adversely affected economies and businesses around the world, including in China. Due to the global economical downturn, a decrease in consumer demand and a slowdown in domestic property investments, the economic situation in China has been challenging since the second half of 2008. This change in the macroeconomic conditions has had and may continue to have an adverse impact on our business and operations. If the current economic downturn continues, our business, results of operations and financial condition could be adversely affected.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or force us to suspend or cease operations.

Risks Related to Doing Business in the PRC

All of our assets are located in China and all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon what business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

One of our principal operating subsidiaries, Vogue-Show, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue some or all of our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our operating affiliate, Wuhan Kingold, can only conduct business within its business scope, as detailed on its business license. Our license permits us to design, manufacture, sell and market jewelry products to department stores throughout the PRC and to engage in the retail distribution of our products. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure you that Wuhan Kingold will be able to obtain the necessary government approval for any change or expansion of our business scope.

Because our revenues are generated in RMB and our results are reported in U.S. dollars, devaluation of the RMB could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the PBOC began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of RMB against the U.S. dollar, including possible devaluations. As all of our net revenues are recorded in RMB, any future devaluation of RMB against the U.S. dollar could negatively impact our results of operations.

Our PRC stockholders are required to register with the State Administration of Foreign Exchange and their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

The State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including Circular No. 75, or Circular 75, which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in the PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments, of already organized, or gained control of, offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106, or Circular 106, on May 9, 2007, which is a guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardizing mores specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. As of the date at this prospectus, our chairman and chief executive officer, Zhihong Jia, and our general manager, Bin Zhao, have obtained their registrations under Circular 75, and the other PRC residents are in the process of obtaining such registrations. However, there is no assurance that such persons can successfully complete such registrations, and there is no assurance that all of the PRC resident stockholders and beneficiary stockholders have complied with and will comply with the SAFE registration requirements currently or in the future. In the event that these or other of our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries under applicable accounting principles.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On August 8, 2006, the PRC Ministry of Commerce, or MOFCOM, joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises, or the Revised M&A Regulations, which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

In addition, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on any non-PRC stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our wholly-owned BVI subsidiary, Dragon Lead, was formerly owned by eight BVI companies whose shareholders are non-PRC individuals. We understand that some of these non-PRC individuals are nominee shareholders holding shares on behalf of and for the interest of some PRC individuals and PRC companies who are also Wuhan Kingold minority shareholders. These minority Wuhan Kingold shareholders do not have experience in conducting or managing businesses outside the PRC, and therefore believe that to engage nominee shareholders to hold shares on their behalf are in their best commercial interest, and could provide them with guidance when they evaluate whether to purchase, sell or dispose of our shares after the closing.

Also, on December 23, 2009, immediately before the reverse acquisition of Vogue Show, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into the call option with Zhihong Jia and Bin Zhao as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao certain call options to acquire up to 100% of the shares of Famous Grow at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice, or Call Option.

The PRC regulatory authorities may take the view that entry into the VIE Agreements by Vogue-Show and Wuhan Kingold and entry into the call option agreement by Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie may collectively constitute an onshore to offshore restructuring and a related party acquisition under the M&A Regulations, because upon the consummation of these transactions and after the Call Option is fully exercised, PRC individuals would become majority owners and effective controlling parties of a foreign entity that acquired ownership of Wuhan Kingold. The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to the Wuhan SAFE or MOFCOM the overall restructuring arrangements, the existence of the reverse acquisition and its connection with the VIE Agreement. Our PRC counsel has opined among other things that: (i) each of our VIE agreements with Wuhan Kingold are valid and enforceable under relevant PRC laws, (ii) all government authorizations for the execution, delivery, performance and enforcement of our VIE agreements have been obtained as required by PRC laws, (iii) the ownership structure of Vogue Show and Wuhan Kingold created by our VIE agreements and the call options in favor of Zhihong Jia and Bin Zhao do not violate any provisions of applicable PRC laws, (iv) no PRC governmental approvals were required under the Revised M&A Regulations in connection with our acquisition of our current ownership interests in any of our PRC subsidiaries or in connection with the VIE agreements, and (v) CSRC approval is not required in the context of this offering. Our PRC counsel has reviewed and approved of these statements.

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM and CSRC will take the same view as our PRC counsel. If the PRC regulatory authorities take the view that the reverse acquisition and VIE arrangement constitute a related party acquisition under the revised M&A Regulations, we cannot assure you we will be able to obtain any approval required from the national offices of MOFCOM or otherwise.

If the PRC regulatory authorities take the view that the call options or the VIE arrangement constitutes a related party acquisition without the approval of the national offices of MOFCOM, they could invalidate the call options and VIE arrangement. We may also face regulatory actions or other sanctions from the MOFCOM or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As we are a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the New Enterprise Income Tax Law, or EIT Law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a resident enterprise, then our worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

Moreover, under the New EIT Law, foreign shareholders of an entity that is classified as a PRC resident enterprise may be subject to a 10% withholding tax upon dividends payable by such entity, unless the jurisdiction of incorporation of the foreign shareholder of such entity has a tax treaty with the PRC that provides for a reduced rate of withholding tax, and gains realized on the sale or other disposition of shares, if such income is sourced from within the PRC. It remains unclear whether the dividends payable by our PRC subsidiary or the gains our foreign shareholders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in our Shares.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail outlets to our headquarters. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with Commission rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws, or other foreign laws against us or our management.

All of our current operations, including the manufacturing and distribution of jewelry, are conducted in China. Moreover, most of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Governmental control of currency conversions could prevent us from paying dividends.

All of our revenue is earned in RMB and current and future restrictions on currency conversions may limit our ability to use revenue generated in RMB to make dividend or other payments in United States dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restrictions that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC bank specifically authorized to conduct foreign-exchange business.

In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the RMB. These restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may, in the future, cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency, the Renminbi, as their functional currency. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Risks Related to the VIE Agreements

If the PRC government determines that the contractual arrangements through which we control Wuhan Kingold do not comply with applicable regulations, our business could be adversely affected.

Although we believe our contractual relationships through which we control Wuhan Kingold comply with current licensing, registration and regulatory requirements of the PRC, we cannot assure you that the PRC government would agree, or that new and burdensome regulations will not be adopted in the future. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Vogue-Show manages and operates our gold jewelry business through Wuhan Kingold pursuant to the rights it holds under the VIE Agreements. Almost all economic benefits and risks arising from Wuhan Kingold’s operations are transferred to Vogue-Show under these agreements. Details of the VIE Agreements are set out in “Business — Company History” of this prospectus beginning on page 53.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;
•	discontinuing or restricting the operations of Vogue-Show or Wuhan Kingold;
•	imposing conditions or requirements in respect of the VIE Agreements with which Vogue-Show may not be able to comply;
•	requiring our company to restructure the relevant ownership structure or operations;
•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and
•	revoking the business licenses and/or the licenses or certificates of Vogue-Show, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Wuhan Kingold, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Wuhan Kingold under the VIE Agreements may not be as effective as direct ownership.

We conduct our jewelry processing and sales businesses in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Wuhan Kingold. However, the VIE Agreements may not be as effective in providing us with control over Wuhan Kingold as direct ownership. Under the current VIE arrangements, as a legal matter, if Wuhan Kingold fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) reply on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Wuhan Kingold, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through court proceedings pursuant to PRC law. If Wuhan Kingold or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Wuhan Kingold to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The VIE Agreements may be subject to audit or challenge by PRC tax authorities. A finding that we owe additional taxes could substantially reduce our net earnings and the value of your investment

Under PRC laws and regulations, arrangements and transactions among affiliated parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax and financial consequences if the PRC tax authorities determine that the VIE Agreements do not represent arm’s-length prices. As a result of such a determination, the PRC tax authorities could adjust any of the income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions for PRC tax purposes recorded by us or Wuhan Kingold or an increase in taxable income, all of which could increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on us or Wuhan Kingold for under-paid taxes.

Our shareholders have potential conflicts of interest with us which may adversely affect our business.

Zhihong Jia is our chief executive officer and our chairman, and is also the largest shareholder of Wuhan Kingold. There could be conflicts that arise from time to time between our interests and the interests of Mr. Jia. There could also be conflicts that arise between us and Wuhan Kingold that would require our shareholders and Wuhan Kingold’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Jia will vote his shares in our best interest or otherwise act in the best interests of our company. If Mr. Jia fails to act in our best interests, our operating performance and future growth could be adversely affected. In addition, some or all of our shareholders could violate the non-competition agreements they have signed with our company by diverting business opportunities from our company to others. In such event, our business, financial condition and results of operation could be adversely affected.

We rely on the approval certificates and business license held by Vogue-Show and any deterioration of the relationship between Vogue-Show and Wuhan Kingold could materially and adversely affect our business operations.

We operate our jewelry processing and sales businesses in China on the basis of the approval certificates, business license and other requisite licenses held by Vogue-Show. There is no assurance that Vogue-Show will be able to renew its license or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Wuhan Kingold is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Wuhan Kingold. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Wuhan Kingold could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be severely harmed.

If Vogue-Show exercises the purchase options it holds over Wuhan Kingold’s share capital and assets pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, Wuhan Kingold’s shareholders have granted Vogue-Show a ten-year option to purchase 95.83% of the share capital in Wuhan Kingold at a price determined by appraisal by an asset evaluation institution to be jointly appointed by Vogue-Show and Wuhan Kingold’s shareholders. Concurrently, Wuhan Kingold granted Vogue-Show a ten-year option to purchase Wuhan Kingold’s assets at a price determined by appraisal by such asset evaluation institution. As Wuhan Kingold is already our contractually controlled affiliate, Vogue-Show’s exercising of the above two options would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

Risks Related to Our Capital Structure

Following the exercise of his Call Option, our Chairman and Chief Executive Officer would exercise significant influence over us.

Our chairman and chief executive officer, Zhihong Jia, will beneficially own or control approximately 41% of our outstanding shares if he chooses to fully exercise his Call Option to purchase shares of Famous Grow. Mr. Jia thereafter could possibly have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Jia may also have the power to prevent or cause a change in control. In addition, without the consent of Mr. Jia, we could be prevented from entering into transactions that could be beneficial to us. The interests of Mr. Jia may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud. Rules adopted by the Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. We believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2009 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related Commission regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our company at or above the price they paid for them.

Risk Related to the Offering

The market price for our shares may be volatile.

The market price for our shares are likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for our products;
•	changes in the economic performance or market valuations of companies specializing in gold jewelry;
•	announcements by us, or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;
•	addition or departure of senior management and key personnel; and
•	fluctuations of exchange rates between the RMB and the U.S. dollar.

Volatility in the price of our shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of our shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not intend to pay dividends on our shares, stockholders will benefit from an investment in our shares only if those shares appreciate in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our shares, and there is no guarantee that our shares will appreciate in value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The assumed public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors purchasing shares of our common stock in this offering will incur immediate dilution of $6.56 per share, based on the public offering price of $8.68 per share. Investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and it may use these proceeds in ways with which you may not agree.

While we intend to use the net proceeds from this offering for working capital and other general corporate purposes, including purchasing gold to fulfill our orders for our products, we have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholdings.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering, our existing stockholders will own approximately 89% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering, there will be 46,766,404 shares of our common stock outstanding. Of our outstanding shares, the shares of common stock sold in this offering will be freely tradable in the public market. In addition, our certificate of incorporation permits the issuance of up to approximately 53,233,596 additional shares of common stock after this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We, each of our directors and senior officers, and each holder of 5% or more of our common stock have agreed, with limited exceptions, that we and they will not, without the prior written consent of Rodman & Renshaw, LLC, the underwriter, during the period ending 90 days after the date of this prospectus, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any of shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock.

After the lock-up agreements pertaining to this offering expire 90 days from the date of this prospectus unless waived earlier by Rodman & Renshaw, LLC, the underwriter, up to  of the shares that had been locked up will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

In addition, in our December 2009 private placement we sold 5,120,483 shares of our common stock and in connection therewith issued 2,560,241 warrants (as adjusted for our August 10, 2010 1-for-2 reverse stock split). Pursuant to a registration rights agreement, as amended with this offering, we are obligated to register these shares as well as the shares underlying the warrants within 90 days of the completion of this offering.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 5,000,000 shares of common stock in this offering at an assumed public offering price of $8.68 per share after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $38.85 million, or $44.90 million if the underwriter’s option to purchase additional 750,000 shares is exercised in full.

The following table presents the capital expenditures that we identify as priority capital initiatives, for which we intend to use the proceeds from this offering first and primarily:

Priority Initiatives	Capital Expenditure (in millions)
Purchases of 24 Karat gold bars	$35.0
Recruit and train new employees	0.5
New jewelry design tool equipment	0.2
Annual security improvements	0.2
PRC marketing campaign	0.1
Total Capital Expenditure on Priority Plans	$36.0

The total estimated capital expenditure of $36.0 million on our priority plans does not exceed the total estimated proceeds of $38.85 million from our sale of 5,000,000 shares of common stock, or $44.90 million from our sale of 5,750,000 shares of common stock if the underwriter’s option to purchase additional shares is exercised in full, at the offering price of $8.68 per share after deducting underwriting discounts and commissions and estimated offering expenses. The following table presents our current estimated allocations of such proceeds if the underwriter’s option to purchase additional shares is or is not exercised in full.

	Use of Proceeds ($) (in millions)
Capital Expenditures	Underwriter option unexercised	Underwriter option exercised
Purchases of 24 Karat gold bars	$35.0	$40.8
Recruit and train new employees	0.5	0.5
New jewelry design tool equipment	0.2	0.2
Annual security improvements	0.2	0.2
PRC marketing campaign	$0.1	$0.1
Total	$36.0	$41.8

We intend to use the remaining net proceeds of $2.85 million, or $3.1 million if the over allotment option is exercised in full from this offering for working capital and other general corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our sales and marketing activities, the amount of cash generated or used by our operations. We may also use portions of the proceeds for other purposes, such as expanding our current business through acquisition of other complimentary businesses, products or technologies. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending these uses, the proceeds will be deposited in commercial bank accounts in the jurisdictions in which we operate.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2010. Such information is set forth on the following basis:

•	on an actual basis; and
•	on a pro forma basis to reflect the sale by us of 5,000,000 shares of our common stock in this offering at an assumed public offering price of $8.68 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2010
	Actual	Pro forma
Cash and cash equivalents	6,643,253	45,491,653
Debt
Notes payable	—	—
Loans	$8,847,678	$8,847,678
Total indebtedness	8,847,678	8,847,678
Shareholders’ equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued or outstanding
Common Stock, $.001 par value per share; 100,000,000 shares authorized; 41,766,404 shares issued and outstanding, actual; 46,766,404 shares issued and outstanding, pro forma	41,766	46,766
Additional paid-in capital	31,077,118	69,920,518
Retained earnings	24,801,076	24,801,076
Total stockholders equity	59,520,283	98,368,683
Total capitalization	60,718,776	99,567,176

The number of pro forma shares of common stock shown as issued and outstanding in the table is based on 41,766,404 shares of our common stock outstanding as of June 30, 2010 (and excludes 3,335,241 shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our common stock as of June 30, 2010, with a weighted average exercise price of $1.04 per share). All share and per share information concerning our common stock has been adjusted to reflect, on a pro forma basis, our 1-for-2 reverse stock split of our common stock, which became effective of August 10, 2010.

A $1.00 decrease or increase in the assumed offering price would result in an approximately $4.65 million decrease or increase in each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the NASDAQ Capital Market under the symbol “KGJI.” Prior to August 18, 2010, our common stock was listed for quotation on the OTC Bulletin Board or, the OTCBB, under the symbol “KGJI.”

The following table sets forth, for the periods indicated, the range of quarterly high and low sales prices for our common stock in U.S. dollars. Prior to our listing on the NASDAQ Capital Market, these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, involving our common stock during each calendar quarter, and may not represent actual transactions. The prices set forth below have been adjusted to reflect a 1-for-2 reverse stock split that became effective on August 10, 2010.

	High	Low
2010
First Quarter	$2.14	$1.20
Second Quarter	$10.00	$1.80
Third Quarter	$11.95	$3.50
2009
First Quarter	$0.10	$0.06
Second Quarter	$0.10	$0.06
Third Quarter	$0.10	$0.06
Fourth Quarter	$1.80	$0.16
2008
First Quarter	$0.60	$0.42
Second Quarter	$0.96	$0.42
Third Quarter	$0.60	$0.32
Fourth Quarter	$0.60	$0.06

On October 28, 2010, the closing sale price of our shares of common stock was $7.99 per share and there were 41,766,404 shares of our common stock outstanding (which reflects a 1-for-2 reverse stock split that became effective on August 10, 2010). On that date, our shares of common stock were held by approximately 95 shareholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Investors seeking cash dividends in the immediate future should not purchase our common stock.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including current financial condition, operating results, current and anticipated cash needs and regulations governing dividend distributions by wholly foreign owned enterprises in China.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Pro forma net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding, after giving effect to our 1-for-2 reverse stock split effective on August 10, 2010. As of June 30, 2010, our net tangible book value was $60.1 million and our net tangible book value per share was $1.44.

After giving effect to the sale of 5,000,000 shares of common stock in the assumed offering at a public offering price of $8.68 per share, and after deducting the underwriting discount and commission and estimated offering expenses, our adjusted pro forma net tangible book value as of June 30, 2010 would have been $99.1 million, or $2.12 per share. This represents an immediate increase in pro forma net tangible book value of $0.68 per share to existing stockholders and immediate dilution of $6.56 per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

	As of June 30, 2010	As Adjusted
Public offering price per share		$8.68
Net tangible book value per share as of June 30, 2009	$1.44
Increase in pro forma net tangible book value per share attributable to new investors	0.68
Adjusted pro forma net tangible book value per share after the Offering		2.12
Dilution in net tangible book value per share to new investors		$6.56

The information above is as of June 30, 2010 and excludes the following:

•	3,335,241 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2010 with a weighted average exercise price of $1.04 per share.

If the underwriters’ overallotment option is exercised, our adjusted pro forma net tangible book value after the offering will be $2.21 per share, and the dilution to new investors in the offering will be $6.47 per share.

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our adjusted pro forma net tangible book value per share after this offering by approximately $4.65 million, and dilution per share to new investors by approximately $7.46 for an increase of $1.00, or $5.66 for an decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations for the years ended December 31, 2009 and 2008, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operation for the six months ended June 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements for such periods included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

	For the year ended December 31,		For the six months ended June 30,
	2009	2008	2010	2009
			(unaudited)	(unaudited)
Statements of Operations Data
Net Sales	$250,450,650	$109,782,936	$168,356,310	$98,479,024
Total cost of sales	(234,725,168)	(98,547,293)	(155,337,665)	(92,495,667)
Gross profit	15,725,482	11,235,643	13,018,645	5,983,357
Total operating expenses	2,484,915	1,128,067	1,187,381	900,912
Income from operations	13,240,567	10,107,576	11,831,264	5,082,445
Other Expenses	(895,625)	(1,665,606)	(263,177)	(509,514)
Income Tax	(3,220,439)	(2,090,556)	(2,946,095)	(1,144,622)
Net income attribute to the noncontrolling interest	(462,920)	(264,867)	(369,084)	(231,460)
Net income attributable to common stockholders	$8,661,583	$6,086,547	$8,252,908	$3,196,849
Earning per share-basic	0.26	0.18	0.20	0.10
Weighted average shares outstanding	33,294,089	33,104,234	41,766,404	33,104,234
Balance Sheet Data
Cash and cash equivalents	7,964,120	281,994	6,643,253	18,603,526
Total assets	62,327,038	45,195,285	71,962,531	47,799,363
Total liabilities	10,683,428	17,084,008	11,243,755	16,159,748
Total stockholders’ equity	50,823,356	27,755,078	59,520,283	31,120,229
Non-controlling interests	820,254	356,199	1,198,493	519,386
Total Liabilities and stockholders’ equity	$62,327,038	$45,195,285	$71,962,531	$47,799,363

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are engaged in the production and sales of 24 Karat gold jewelry and Chinese ornaments in the PRC under the Kingold brand through a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, a PRC company. All of our sales are made within the central part of the PRC including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material (24K gold), plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4 – 6% of the price of the base material.

We aim to become an increasingly important participant in the PRC’s gold jewelry design and manufacturing sector. In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold.

We have been a member of the Shanghai Gold Exchange since 2003, and purchase our raw materials from them. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited. The Shanghai Gold Exchange implements a membership system and only members can buy gold through its trading system. There were only 162 members of the Shanghai Gold Exchange throughout China in 2008. Non-members who want to purchase gold must deal with members at a higher purchase price compared to that for members.

We are located in Wuhan which is the fourth largest city in PRC in terms of population. In 2009, we produced approximately 16 tons of 24 Karat gold products.

Key Components of Operating Results

Sources of Revenue

We derive our revenue almost entirely from the sales of 24 Karat jewelry and Chinese ornaments and from design fees we receive from other jewelry companies who hire us to design and produce 24 Karat jewelry and Chinese ornaments using gold they supply us. We offer a wide range of in-house designed products including but not limited to gold necklaces, rings, earrings, bracelets, and pendants. We only sell on a wholesale basis to distributors and retailers. Pricing of products is made at the time of sale based upon the then-current price of gold and sales are made on a cash on delivery basis.

Cost of Sales

Our cost of sales consists primarily of the cost for raw materials, namely, gold. We purchase gold almost exclusively directly from the Shanghai Gold Exchange, of which we are a member. We generally do not enter into long term purchase agreements for gold.

Operating Expenses

We classify our operating expenses into four categories: selling, general and administrative, stock compensation expenses, depreciation and amortization. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, taxes and employee benefit costs. Other expenses include advertising and promotional costs, facilities costs and legal, audit and tax, consulting and other professional service fees.

The government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, we paid for land use rights in advance and such prepayments are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease. The amortization expenses were $11,051 and $10,859 for 2009 and 2008, respectively.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, human resources and administrative personnel, legal, audit and tax and other professional fees, depreciation expenses, insurance and other corporate expenses.

Sales

Selling expenses consist primarily of freight and transportation expenses, advertising and promotional costs and personnel costs for our sales team.

Other Income (Expense), Net

Other income (expense), net consists of interest we earn on our cash and cash equivalents, interest expenses on our loans from Chinese local banks and fees we pay in connection with guarantees of our loans.

Provision for Income Taxes

Our provision for income taxes primarily consists of corporate income taxes related to profits earned in the PRC from sales of our products. In December 2004 and 2006, we were awarded the status of a nationally recognized High and New Technology Enterprise, which entitled us to tax-free treatment from January 2004 to December 2008. Starting in January 2008, we became subject to the regular PRC corporate tax rate of 25%.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. See Note 2 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect our most critical accounting policies that currently affect our financial condition and results of operations.

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Kingold, its wholly owned subsidiaries, Dragon Lead and Wuhan Vogue-Show and Wuhan Kingold, its 95.83% contractually controlled affiliate. The noncontrolling interests represent the minority stockholders’ 4.17% proportionate share of the results of Wuhan Kingold. All significant inter-company balances and transactions have been eliminated in consolidation.

Inventories

Inventories consisting of finished goods, materials on hand, packaging materials and raw materials are stated at the lower of cost or market value. The value of finished goods is comprised of direct materials, direct labor and an appropriate proportion of overhead. We continually evaluate the composition of our inventories assessing the turnover of our products. Our products contain gold, which historically does not fluctuate drastically in value over the short term. Furthermore, we only purchase gold once a customer has advanced a down payment equal to 20-30% of the overall order. Accordingly we do not make any reserve for inventory obsolescence.

Land Use Rights

Under PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives typically range from 30 to 40 years, and are determined in the connection with the term of the land use right.

Property, Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets’ estimated useful lives using the straight-line method while taking into account the assets’ estimated residual value. The estimated useful lives and residual values are as follows:

	Estimated Useful Life	Estimated Residual value
Buildings	30 years	5%
Plant and machinery	15 years	5%
Motor vehicles	10 years	5%
Office furniture and electronic equipment	5 – 10 years	5%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the account and any gain or loss is included in the statement of income for that period. The cost of maintenance and repairs is charged to income as incurred, whereas material renewals and betterments are capitalized.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. It is possible that these assets could become impaired as a result of technology or other industry changes. The recoverability value of an asset to be held and used is determined by comparing the carrying amount of such asset against the future net undiscounted cash flows to be generated by the asset. Our principal long-lived assets are our property, plant and equipment assets.

If the value of such an asset is determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less disposition costs.

We did not recognize any impairment loss in 2008, 2009 or the six-month period ended June 30, 2010. Competitive pricing pressure and changes in interest rates, could materially and adversely affect our estimates of future net cash flows to be generated by our long-lived assets, and this result in future impairment losses.

Revenue Recognition

Our revenue is derived from the sales price of goods sold and fees for services provided. We recognize revenue for goods sold when they are delivered to the customer. We recognize revenue for services provided when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. Management has not made an allowance for estimated sales returns because they are considered immaterial when viewed in light of our overall revenue and historical experience. In recognizing revenue, we assume that the currency we receive from customers is valid legal tender in the PRC, our electronic record-keeping system has not been tampered with nor malfunctioned, and that we have not inadvertently sold significant amounts of defective goods. If any of these assumptions were proven to be incorrect, we could have to restate our revenue. Historically, as of the date of this prospectus, none of these assumptions has proven to be incorrect.

Results of Operations

THREE AND SIX MONTHS ENDED JUNE 30, 2010 COMPARED TO THREE AND SIX MONTHS ENDED JUNE 30, 2009

The following table sets forth information from our statements of operations (unaudited) for the three months and six months ended June 30, 2010 and 2009 in U.S. dollars:

	For the three months ended June 30, (unaudited)		For the six months ended June 30, (unaudited)
	2010	2009	2010	2009
NET SALES	$107,843,982	$60,418,354	$168,356,310	$98,479,024
COST OF SALES
Cost of sales	(100,568,471)	(57,277,251)	(154,782,581)	(91,939,064)
Depreciation	(276,269)	(278,334)	(555,084)	(556,603)
Total cost of sales	(100,844,740)	(57,555,585)	(155,337,665)	(92,495,667)
GROSS PROFIT	6,999,242	2,862,769	13,018,645	5,983,357
OPERATING EXPENSES
Selling, general and administrative expenses	742,564	440,871	1,125,566	835,938
Depreciation	29,614	29,741	56,277	59,442
Amortization	2,769	2,767	5,538	5,532
Total Operating Expenses	774,947	473,379	1,187,381	900,912
INCOME FROM OPERATIONS	6,224,295	2,389,390	11,831,264	5,082,445
OTHER INCOME (EXPENSES)
Other income	2,294	966	4,052	966
Interest income	1,126	(273)	2,307	24
Interest expense	(134,568)	(246,247)	(269,536)	(510,504)
Total Other Expenses, net	(131,148)	(245,554)	(263,177)	(509,514)
INCOME FROM OPERATIONS BEFORE TAXES	6,093,147	2,143,835	11,568,087	4,572,931
PROVISION FOR INCOME TAXES	(1,590,197)	(536,657)	(2,946,095)	(1,144,622)
NET INCOME	$4,502,950	$1,607,179	$8,621,992	$3,428,309
Less: net income attribute to the noncontrolling interest	(198,934)	(156,118)	(369,084)	(231,460)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,304,016	$1,451,061	$8,252,908	$3,196,849

Net Sales

Net sales for the three months ended June 30, 2010 increased to $107.8 million, an increase of $47.4 million, or 78.5%, from net sales of $60.4 million for the three months ended June 30, 2009. The increase in net sales was primarily the result of an increase in our production and continued success in marketing of our products.

Net sales for the six months ended June 30, 2010 increased to $168.4 million, an increase of $69.9 million, or 71%, from net sales of $98.5 million for the six months ended June 30, 2009. The increase in net sales was primarily the result of an increase in our production and continued success in marketing of our products.

Cost of sales

Cost of sales for the three months ended June 30, 2010 increased to $100.6 million, an increase of $43.3 million, or 75.6% from $57.3 million for the same period in 2009. The increase was primarily due to the increase in the cost of gold and the increased amount of gold required to fulfill our increased sales volume for the three months ended June 30, 2010.

Cost of sales for the six months ended June 30, 2010 increased to $154.8 million, an increase of $62.9 million, or 68.4% from $91.9 million for the same period in 2009. The increase was primarily due to the increase in the cost of gold and the increased amount of gold required to fulfill our increased sales volume for the six months ended June 30, 2010.

Gross profit

Gross profit for the three months ended June 30, 2010 increased to $7 million, an increase of $4.1 million, or 141%, from $2.9 million for the same period in 2009. Gross margin for the three months ended June 30, 2010 was 6.49%, compared to 4.8% for the same period in 2009. The increase in our gross profit and the increase in our gross margin were primarily due to the increase in production and sales volume of gold, as well as an increase in processing fees. In addition, since 2009, we have continued to focus on the production of gold jewelry rather than other jewelry products, and to focus on production of our proprietary brands rather than custom production. Our increased gross margin reflects this shift in focus.

Gross profit for the six months ended June 30, 2010 increased to $13 million, an increase of $7 million, or 117%, from $6 million for the same period in 2009. Gross margin for the six months ended June 30, 2010 was 7.72%, compared to 6.09% for the same period in 2009. The increase in our gross profit and the increase in our gross margin were primarily due to the increase in production and sales volume of gold, as well as an increase in processing fees. In addition, since 2009, we have continued to focus on the production of gold jewelry rather than other jewelry products, and to focus on production of our proprietary brands rather than custom production. Our increased gross margin reflects this shift in focus.

Expenses

Total operating expenses for the three months ended June 30, 2010 were $0.77 million, an increase of $0.3 million or 63.8%, from $0.47 million for the same period in 2009. The increase in operating expenses was primarily due to increased administration expenses associated with operating a public company in the United States.

Total operating expenses for the six months ended June 30, 2010 were $1.19 million, an increase of $0.29 million or 32.2%, from $0.9 million for the same period in 2009. The increase in operating expenses was primarily due to increased administration expenses associated with operating a public company in the United States.

Interest expenses were $0.13 million for three months ended June 30, 2010, a decrease of $0.11 million or 45.4%, from $.24 million for same period in 2009. The decrease in interest expense was primarily a result of a decrease of the average loan balance for the three months ended June 30, 2010.

Interest expenses were $0.27 million for six months ended June 30, 2010, a decrease of $0.24 million or 47%, from $0.51 million for same period in 2009. The decrease in interest expense was primarily a result of a decrease of the average loan balance for the six months ended June 30, 2010.

Our provision for income tax expense was approximately $1.6 million for the three months ended June 30, 2010, an increase of $1.1 million, or 220%, from approximately $0.5 million for the same period in 2009. The increase was primarily due to our increase in gross profit during the first three months of 2010.

Our provision for income tax expense was approximately $2.9 million for the six months ended June 30, 2010, an increase of $1.1 million, or 163%, from approximately $1.8 million for the same period in 2009. The increase was primarily due to our increase in gross profit during the first three months of 2010.

Net Income

Net income attributable to common stockholders increased to $4.3 million for the three months ended June 30, 2010 from $1.5 million for the same period in 2009, an increase of $2.8 million, or 197%.

Net income attributable to common stockholders increased to $8.3 million for the six months ended June 30, 2010 from $3.2 million for the same period in 2009, an increase of $5.1 million, or 159%.

Cash Flow

Net cash used in operating activities.  Net cash used in operating activities was $2.8 million for the six months ended June 30, 2010, compared to net cash provided by operating activities of $16.6 million for the same period in 2009, primarily because we had purchased a significant amount of gold during the six month period ended June 30, 2010 in anticipation of a price hike. Compared with our inventory balance as of December 31, 2009, our inventory increase by $12.8 million by the end of June 30, 2010.

Analysis and Expectations.  Our net cash from operating activities fluctuates significantly due to changes in our inventories. Other factors that may vary significantly include the amounts of our accounts payable, purchases of gold and our income taxes. Looking forward, we expect the net cash that we generate from operating activities to continue to fluctuate as our inventories, receivables, accounts payables and the other factors described above change with increased production and the purchase of larger quantities of raw materials. These fluctuations could cause net cash from operating activities to fall, even if, as we expect, our net income grows as we expand. Although we expect that net cash from operating activities will rise over the long term, we cannot predict how these fluctuations will affect our cash flows in any particular quarter.

Net cash used in investing activities.  Net cash used in investing activities amounted to only $16,198 for the six months ended June 30, 2010, compared to net cash used in investing activities of $9,906 for the six months ended June 30, 2009. The increase in net cash used in investing activities was as a result of an increase in the purchase of property and equipment.

Analysis and Expectations.  Our net cash used in investing activities did not fluctuate significantly in the comparable periods due to only small increases in the amount of equipment we purchase. We do not expect that cash used in investing activities will increase significantly in the short term future.

Net cash used in financing activities.  Net cash provided by financing activities was $1.5 million for the six months ended June 30, 2010, compared to net cash provided by investing activities of $1.7 million for the six months ended June 30, 2009. The decrease in net cash provided by financing activities was as a result of an increase in our payoff of bank financing.

Analysis and Expectations.  The variability of cash generated from or used in financing activities over did not vary significantly during the comparable six-month periods. We expect that cash generated from financing activities may increase significantly as a result of additional financing being obtained.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

The following table sets forth information from our statements of operations for the years ended December 31, 2009 and 2008 in U.S. dollars:

	For the year ended December 31,
	2009	2008
NET SALES	$250,450,650	$109,782,936
COST OF SALES
Cost of sales	(233,613,179)	(97,472,140)
Depreciation	(1,111,989)	(1,075,153)
Total cost of sales	(234,725,168)	(98,547,293)
GROSS PROFIT	15,725,482	11,235,643
OPERATING EXPENSES
Selling, general and administrative expenses	1,934,089	1,015,324
Stock compensation expenses	415,001	—
Depreciation	124,774	101,884
Amortization	11,051	10,859
Total Operating Expenses	2,484,915	1,128,067
INCOME FROM OPERATIONS	13,240,567	10,107,576
OTHER INCOME (EXPENSES)
Other income	12,838	87,657
Interest income	3,030	3,458
Interest expenses	(703,500)	(1,393,130)
Fees to guarantor of short term loan	(180,827)	(342,626)
Other expenses	(27,166)	(20,965)
Total Other Expenses, net	(895,625)	(1,665,606)
INCOME FROM OPERATIONS BEFORE TAXES	12,344,942	8,441,970
INCOME TAX EXPENSE	(3,220,439)	(2,090,556)
NET INCOME	9,124,503	6,351,414
Less: net income attribute to the noncontrolling interest	(462,920)	(264,867)
NET INCOME ATTRIBUTE TO COMMON STOCKHOLDERS	8,661,583	6,086,547
OTHER COMPREHENSIVE INCOME
Foreign currency translation gains	75,531	1,461,217
Less: foreign currency translation gains attributable to noncontrolling interest	(1,135)	(9,656)
Foreign currency translation gains attributable to common stockholders	74,396	1,451,561
COMPREHENSIVE INCOME	$8,735,979	$7,538,109

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Net Revenues

Net sales for the year ended December 31, 2009 increased to $250.5 million, an increase of $140.7 million, or 128%, from net sales of $109.8 million for the year ended December 31, 2008. In 2009, the Company significantly expanded its customer bases, particularly by winning major regional wholesalers and distributors such as Qianjin Jewelry Co., Ltd from Guizhou Province, Kaihen Jewelry Co., Ltd from Jiangxi Province and Jincui Jewelry from Henan Province. As a result, the Company dramatically increased its “branded production” (which is when the Company goes to the market and purchases gold specifically to fulfill specific client orders) from 3.6 metric tons in 2008 to 7.5 metric tons in 2009, leading to a 108% increase in revenue. In the meantime, the gold price increased 12% from 169RMB per gram on average in 2008 to 189RMB per gram on average in 2009 (per Shanghai Gold Exchange), which assisted in increasing our sales as this increase was passed directly on to our customers. Also, in 2009, the Company started expanding into new product lines in Chinese ornaments and 24 karat gold arts and crafts which were well received by the market beginning in 2009, particularly at trade shows in Shenzhen and Beijing. This allowed us to quickly gain market share in this emerging category of 24 karat jewelry which assisted us in increasing sales by 8%.

Cost of revenues

Cost of sales for the year ended December 31, 2009 increased to $234.7 million, an increase of $136.2 million, or 138%, from $98.5 million for the same period in 2008. The increase was primarily due to the increase in the cost of raw materials caused by higher sales volume for the year ended December 31, 2009.

Gross profit

Gross profit for the year ended December 31, 2009 increased to $15.7 million, an increase of $4.5 million, or 40%, from $11.2 million for the same period in 2008. The gross margin for the year ended December 31, 2008 was 6.3%, compared to 10.2% for the same period in 2008. The decrease in the gross profit for the year ended December 31, 2009 as compared to the same period in 2008 was primarily due to the increase in production and sales volume of gold, and processing fees as well. In addition, in 2009, we shifted our focus to the production of gold jewelry other than other jewelry production. The decrease in our gross margin was a result of the increase in the cost of raw materials which was not fully compensated by higher prices for our products.

Expenses

Operating expenses for the year ended December 31, 2009 were approximately $2.5 million, an increase of $1.4 million or 120%, from $1.1 million for the same period in 2008. The increase in operating expenses was primarily due to an increase of our expenses in relation to our expanded production and increased expense related to go public.

Interest expenses were approximately $0.7 million for the year ended December 31, 2009, a decrease of $0.7 million or 50%, from $1.4 million for same period in 2008. The decrease in interest expense was primarily a result of our decrease in short term bank financing and a decrease in interest rates for the year ended December 31, 2009.

Net income attributable to common stockholders increased to $8.7 million for the year ended December 31, 2009 from $6.1 million for the year ended December 31, 2008, an increase of $2.6 million, or 42%.

Net and Other Comprehensive Income

Provision for income tax expense was approximately $3.2 million for the year ended December 31, 2009, an increase of $1.1 million, or 54%, from approximately $2.1 million for the same period in 2008. The increase was primarily due to our increase in gross profit during 2009.

Other comprehensive income attributable to common stockholders was approximately $0.07 million for the year ended December 31, 2009, a decrease of $1.38 million, from $1.45 million for the year ended December 31, 2008. The decrease was a result of a significant reduction in the RMB exchange rate against the U.S. dollar.

Cash Flow

Net cash provided by (used in) operating activities. Net cash used in operating activities was $2.0 million for the year ended December 31, 2009, compared to net cash used in operating activities of $1.9 million for the same period in 2008. The increase of $0.14 million was primarily a result of a decrease in inventory which was almost entirely offset by an increase in value added tax recoverable. Our inventory at the end of 2008 was $7 million more than that at the end of 2009, due primarily to the fact that we received several large orders at the end of the year. Accordingly, the Company did not have sufficient time to process and deliver the finished goods by the end of 2008, thus explaining the comparatively higher inventory number (attributable to the higher work-in-progress) in 2008. The same did not occur at the end of 2009.

Net cash provided by (used in) investing activities. Net cash used in investing activities amounted to $26,428 for the year ended December 31, 2009, compared to net cash used in investing activities of $483,208 for the year ended December 31, 2008. Net cash used in investing activities decreased by approximately $456,780 in 2009 primarily due to a decrease in the purchase of property and equipment, as the Company had acquired sufficient property and equipment for production in 2008.

Analysis and Expectations. We do not expect that cash used in investing activities will increase significantly in the short term.

Net cash provided by (used in) financing activities. Net cash provided by financing activities was $9.7 million for the year ended December 31, 2009, compared to net cash used in financing activities of $2.7 million for the year ended December 31, 2008. The increase of $12.4 million was primarily a result of an increase in restricted cash, net proceeds from investors and contribution from stockholders. In 2009, the Company reduced its loans following the $4.5 million private placement on December 23, 2009. As a result, the Company was able to free up $1.23 million in restricted cash which was previously held as a loan guarantee.

Analysis and Expectations. We expect that cash generated from financing activities may increase significantly as a result of additional financing being obtained.

Foreign Currency Translations

We use the U.S. dollar as the reporting currency for our financial statements. Our operations are conducted through our PRC operating subsidiary, Vogue-Show, and our functional currency is the Renminbi (“RMB”). Foreign currency transactions during the year are translated to the RMB at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies on the balance sheet are translated at the approximate rates of exchange at the respective balance sheet date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time that the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

Our financial statements are translated into U.S. dollars using the closing rate method. The balance sheet items are translated into U.S. dollars using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All gains and losses attributable to foreign currency exchange are recorded within equity.

The exchange rates used to translate amounts in RMB into U.S. dollars for the purposes of preparing the financial statements were as follows:

	December 31, 2009	December 31, 2008
Balance sheet items, except for share capital, additional paid-in capital and retained earnings, as of year end	$1=RMB 6.8372	$1=RMB 6.8542
Amounts included in the statements of operations and cash flows for the year	$1=RMB 6.84088	$1=RMB 6.96225

The translation gain recorded for the years ended December 31, 2009 and 2008 was $75,531 and $1,461,217, respectively.

No representation is made that RMB amounts have been, or could be, converted into U.S. dollars at the above rates or at all. Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB can be converted into U.S. dollars at the above conversion rate, or any other rate.

The value of RMB against U.S. dollar and other currencies may fluctuate, and is affected by, among other things, changes in China’s political and economic conditions, Any significant revaluation of RMB may materially affect our financial condition in terms of U.S. dollar reporting.

December 2009 Private Placement

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors. Pursuant to a securities purchase agreement entered into with the investors, after giving effect to our 1-for-2 reverse stock split, we sold an aggregate of 5,120,483 newly issued shares of our common stock at $0.996 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received warrants to purchase up to 1,024,096 shares of common stock at the price of $0.996 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement. In addition, warrants to purchase up to 1,536,145 shares of common stock at the price of $0.966 per share were issued to various consultants who assisted in the transaction.

Liquidity and Capital Resources

At June 30, 2010, we had $6.6 million in cash and cash equivalents. We have historically financed our operations with cash flow generated from operations, as well as through the borrowing of short-term bank loans with a term of one year. At June 30, 2010, we had outstanding short-term loans with banks in an aggregate amount of $8.8 million with a weighted average interest rate of 5.02%. Specifically, at June 30, 2010, we had a loan in the amount of $2,197,519 from Shanghai Pudong Development Bank due in April, 2010, a loan in the amount of $3,662,531 from Shanghai Pudong Development Bank due in May, 2010 and a loan in the amount of $2,930,025 from Xinye bank due in December 14, 2010. Our loans from Shanghai Pudong Development Bank which were due in April, 2010 and May, 2010 were paid off in full and then refinanced in the same principal amounts and upon the same terms. Our loans are secured by buildings, plant and machinery and/or guaranteed by non-affiliates. The amounts outstanding under these bank loans are presented in our financial statements as “short term loans.” For additional information, see Note 8 and Note 7 to our consolidated financial statements contained in this prospectus. In China, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature. Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowing or that additional debt or equity financing will be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Our business is dependent upon consumer demand for gold products which may be affected by economic condition changes in China. In response to the recent global economic downturn, the Chinese government has taken preemptive actions to stimulate the PRC economy, implementing a series of policies aimed at boosting domestic consumer spending. Such policies have had a positive effect on our sales. Management believes that the government policies have increased the demand for 24K gold products. Accordingly, we have shifted our production from other jewelry manufacturing to focus purely on 24K gold jewelry design and manufacturing to meet this demand. We expect this increased demand to continue over the next 12 months, and our long term strategy is now focused on the design, production and sales of 24K gold jewelry and Chinese ornaments.

We believe that our current cash and cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital, for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we do not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, job injuries insurance, and maternity insurance, in accordance with relevant regulations. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Vogue-Show to pay dividends may be restricted due to the PRC’s foreign exchange control policies and our availability of cash. A majority of our revenue being earned and currency received is denominated in RMB. We may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars. Accordingly, Vogue-Show’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Recent Accounting Pronouncements

In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. We do not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

In January 2010, FASB amended ASC 820 Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We have determined the adoption of this rule does not have a material impact on its financial statements.

In January 2010, FASB amended Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We do not expect the adoption of this rule to have a material impact on its financial statements.

BUSINESS

Through a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, we believe that we are one of the leading professional designers and manufacturers of high quality 24 Karat gold jewelry and Chinese ornaments developing, promoting, and selling a broad range of products to the rapidly expanding Chinese luxury goods market in the central part of the Peoples Republic of China, or PRC, including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces. According to statistics provided by Gems and Jewelry Trade Association of China, in 2007, we ranked first in the PRC’s gold industry nationwide in total volume of 24 Karat gold production. We offer a wide range of in-house designed products including but not limited to gold necklaces, rings, earrings, bracelets, and pendants. We launch as many as 900 new products each month, and approximately 10,000 every year.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material, plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4 – 6% of the price of the base material.

We aim to become an increasingly important participant in the PRC’s gold jewelry design and manufacturing sector. In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold.

We are located in Wuhan which is the fourth largest city in China. In 2009, we produced approximately 16 tons of 24K gold products.

Industry and Market Overview

The Global Market

According to the World Gold Council, worldwide demand for gold, including gold products and gold purchased for investment, decreased in 2009 due to the worldwide recession to approximately 3,385 metric tons down from approximately 3,805 metric tons and approximately 3,551 metric tons in 2008 and 2007, respectively. Jewelry has historically taken the largest share of final demand for gold, accounting for around 57% of total demand (2007 – 2009 average), worth approximately $55 billion at the annual average gold price in 2009. Worldwide demand for gold jewelry in 2009 was approximately 1,747 metric tons which decreased from approximately 2,186 metric tons in 2008 and approximately 2,408 metric tons in 2007. However, demand in the fourth quarter of 2009 increased to approximately 500 metric tons from only approximately 336 metric tons in the first quarter of 2009.

The PRC Market

China’s market for jewelry and other luxury goods is expanding rapidly, in large part due to China’s rapid economic growth. According to the State Bureau of Statistics of China, China’s real gross domestic product, or GDP, grew by approximately 10.4%, 10.7%, 11.4%, 9% and 8.7% in 2005, 2006, 2007, 2008 and 2009 respectively. In 2008 and 2009, in spite of the global economic slowdown, its GDP still grew by approximately 9% and 8.7%, respectively, among the highest growth rates in the world. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding consumer base. According to the Economist Intelligence Unit, or EIU, private consumption has grown at a 9% compound annual growth rate, or CAGR, over the last decade. According to the World Gold Council, Chinese gold demand has increased by 106% from 2002 to an estimated 443 metric tons in 2009, or an average of 8% per annum during the same period. According to Global Industry Analysts, Inc., or GIA, the total market size for precious jewelry will exceed $18.2 billion in 2010. China has historically been the second largest gold consumer following India. Gold consumption in China is largely driven by the demand for gold jewelry, which accounts for 92% of gold consumption.

We believe that China’s gold jewelry market will continue to grow as China’s economy continues to develop. Because gold has long been a symbol of wealth and prosperity in China, demand for gold jewelry, particularly 24 Karat gold jewelry, is firmly embedded in the country’s culture. Gold has long been viewed as both a secure and accessible savings vehicle, and as a symbol of wealth and prosperity in Chinese culture. In addition, gold jewelry plays an important role in marriage ceremonies, child births and other major life events in China. Gold ornaments, often in the shapes of dragons, horses and other cultural icons, have long been a customary gift for newly married-couples and newly-born children in China. As China’s population becomes more urban, more westernized and more affluent, gold, platinum and other precious metal jewelry are becoming increasingly popular and affordable fashion accessories. The gold jewelry market is currently benefiting from rising consumer spending and rapid urbanization of the Chinese population. We believe that jewelry companies like us, with a developed distribution network, attractive designs and reliable product quality, are well-positioned to build up our brands and capture an increasing share of China’s growing gold jewelry market.

Our Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

We have a proven manufacturing capability.

We have developed seven proprietary processes which we believe are well integrated and are crucial to gold jewelry manufacturing, namely the processes for 99.9% gold hardening, rubber mould opening efficiency, solder-less welding, pattern carving, chain weaving, dewaxing casting, and our coloring methods.

We have a proven design capability.

We have a large and experienced in-house design team with a track record of developing products that are fashionable and well received in the jewelry market. We launch as many as 900 new products each month and approximately 10,000 every year. We are committed to further strengthening our design team and continuing to improve the quality and novelty of our products so as to capture increased market share in the high-end gold jewelry market.

We believe that we have a superior brand awareness in China.

We have established the Kingold brand through our focused sales and marketing efforts, and we believe it is well known in China. We continue to devote significant effort towards brand development and marketing in an attempt to enhance the market recognition of our products, such as our M gold jewelry line of products. Our brand awareness was demonstrated in part by “Kingold” being named a “Famous Brand in Hubei Province,” “Famous Brand in China,” and “Famous Jewelry Brand” by the General Administration of Quality Supervision and China Top Brand Strategy Promotion Committee in 2007. We believe these awards have added credibility to and strengthened customers’ confidence in our products. We have also participated in various exhibitions and trade fairs to promote our products and brands.

We have a well established distribution network throughout China.

We have been actively operating in this industry for more than six years since the gold jewelry industry became open to the private sector in 2002. In the jewelry industry, a well established and maintained distribution network is critical to success. We have established stable and mutually beneficial business relationships with many business partners, including large distributors, wholesalers and retailers. These relationships are essential to our company, and provide a key competitive advantage for us. We have distributors in most provinces, municipalities and autonomous regions in PRC.

We believe that we have significant advantages when compared to our competitors in the areas of capacity, technology and talent.

We have expanded our capacity significantly in recent years. In 2009, we produced 24K gold jewelry and Chinese ornaments with a total weight of approximately 16 tons, as opposed to 14 tons and 11 tons, in 2008 and 2007, respectively. We attach great importance to the continuous improvement of our technology. Our gold processing systems dramatically reduce waste during the manufacturing process to approximately just one gram per kilogram of gold. We were certified as a “High-tech and Innovative Company” by Wuhan Science and Technology Bureau for the 2004 and 2006 biennial periods.

We have been awarded 23 patents granted by the State Intellectual Property Office of the PRC, and have filed applications for three patents which have been accepted and are under review by the State Intellectual Property Office of the PRC. We have made significant investment in training and retaining our own in-house design and manufacturing team. We have an exclusive agreement with the China University of Geosciences, School of Jewelry in Wuhan, which provides us with new, unique and innovative designs by students majoring in jewelry design and jewelry processing technology. These designs are proprietary to us, so our competitors do not have access to these designs. We also provide internships to talented students at the School of Jewelry which provides us with access to the designs that we believe are best suited for strong consumer sales.

We are a member of the Shanghai Gold Exchange which has very limited membership.

We have been a member of the Shanghai Gold Exchange since 2003. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited. The Shanghai Gold Exchange implements a membership system and only members can buy gold through its trading system. There were only 162 members of the Shanghai Gold Exchange throughout China in 2008. Non-members who want to purchase gold must deal with members at a higher purchase price compared to that for members.

We have an experienced management team in the Chinese gold industry.

We have a strong and stable management team with valuable experience in the PRC jewelry industry. Zhihong Jia, Wuhan Kingold’s major shareholder and founder, has been working in this industry for more than ten years. Bin Zhao, our general manager, has over 18 years of experience in jewelry businesses administration. Other members of our senior management team all have significant experience in key aspects of our operations, including product design, manufacturing, and sales and marketing.

Our Strategy

Our goal is to be the leading vertically-integrated designer, manufacturer, and retailer of 24 Karat gold jewelry products in China. We intend to achieve our goal by implementing the following strategies:

We intend to increase our capacity.

We intend to continue to expand the production capacity by purchasing additional gold. We are in the process of hiring and training more than 100 new employees at our manufacturing facility in order to meet demand. We also intend to consider acquisition opportunities in order to further expand capacity. Given the fragmentation of the PRC gold jewelry and design industry, we believe there may be attractive acquisition opportunities which could allow us to further increase our market share.

We plan to continue to specialize in the manufacture of 24 Karat gold jewelry.

We intend to leverage our experience in jewelry design to introduce new fashionable products with strong market recognition, such as our M gold jewelry line of products. By investing significantly in research and development, we plan to design new product lines of 24 Karat gold jewelry to meet specific needs of our target customers. By staying on top of market trends, expanding our design team and capabilities, we plan to continue to increase our revenues and market share.

We intent to further promote and improve the use of our brand recognition.

We intend to make significant efforts in growing our brand recognition of our Kingold brand and strengthening our market. As part of the initiative, we plan to launch an advertising campaign over Chinese television networks to promote our gold jewelry products as well as through popular magazines throughout China. Through marketing and promotion of our high end product lines, we believe the credentials and reputation of our brand will be further enhanced.

We will increase the automation in our production line.

Our production lines use modern technologies and production techniques that we strive to continuously improve. We plan to increase the level of automation in our production lines by purchasing additional gold to increase the use of our existing advanced equipment, which will lower our average costs and expand our production capacity.

We intend to enlarge our PRC customer base.

We intend to strive to expand our PRC customer base by strengthening current relationships with distributors, retailers and other wholesalers in our existing markets. We also plan to expand upon our customer base by developing new relationships with strategic distributors and retailers in markets we have not yet penetrated and adding direct customers in PRC.

Products

We currently offer a wide range of 24 Karat gold products including 99.9% and 99% pure gold necklaces, rings, earrings, bracelets, pendants and gold bars. We launch as many as 900 new products each month and approximately 10,000 every year.

Design and Manufacturing

We have adopted a systematic approach that we believe is rigorous to product design and manufacturing. We employ a senior design team with members educated by top art schools or colleges in China including an exclusive agreement with the China University of Geosciences, School of Jewelry (Wuhan), with an average of three to five years of experience. Our design team develops and generates new ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences. We generally test the market potential and customer appeal of our new products and services through a wide out-reach program in specific regions prior to full commercial launch. We have a large-scale production base that includes a 74,933 square feet factory, a dedicated design, sales and marketing team, and more than 500 company-trained employees. Our production lines include automated jewelry processing equipment and procedures that we can rapidly modify to accommodate new designs and styles.

Supply of Raw Materials

We purchase gold, our major raw material, directly from the Shanghai Gold Exchange, of which we are a member. The membership grants us a privilege to the purchase of gold from the Shanghai Gold Exchange which non-members do not have.

Security Measures

We believe that we implement the best of breed security measures to protect our assets, including our 24 Karat gold, which are well beyond those of our competitors. Our comprehensive security measures include a 24 hour onsite police station with direct deployment of officers and instant access to the Wuhan city police department, security guards at each point of entry and who roam our facilities, security cameras (with video surveillance by both random and fixed cameras), and alarm systems in our warehouse. Our gold is stored in a state of the art vault with encryption and authentication technology which requires several designated management employees to open the vault who all have different access codes only known to a limited number of officers. Therefore, no one individual can open our vault without the access codes of the others. In addition, every employee or visitor is required to pass through a security check (metal screen, etc.) when he or she enters and leaves the jewelry production area. We review our security measures on an annual basis and regularly look to upgrade our systems after such review.

Quality Control

We consider quality control an important factor for our business success. We have a strict quality control system which is implemented by a well-trained team to ensure effective quality control over every step of our business operation, from design and manufacturing to marketing and sales. We have received ISO 9001 accreditation from the International Organization for Standardization (“ISO”) attesting to our quality control systems. In 2004 we were named an “Honest and Trustworthy Enterprise” from Hubei Quality Supervising and Administration Bureau.

Sales and Marketing

Currently we have over 280 wholesale and retail customers covering 15 provinces in China. Except for our on-site exhibition store we currently do not carry out retail sales of jewelry products. We have very stable relationships with our major customers who have generally increased order volume year by year.

Major Customers

During the year ended December 31, 2009, approximately 31.49% of our net sales were generated from our five largest customers as compared to 21.3% for the year ended December 31, 2008. Our largest customer during the past two years, Shenzhen Yuehao Jewelry Co., Ltd accounted for 7.83% of our net sales for the year ended December 31, 2009 and 9.8% for the year ended December 31, 2008.

Research and Development

We have our own Research and Development, R&D, center made up of a design group and a technical development group. In 2008, we spent $85,000 on new product development (including sponsoring design interns and recruiting top designers and technicians) and $75,000 in technology improvement. In 2009, we spent $85,000 on new product development (including sponsoring design interns and recruiting top designers and technicians) and $10,000 in technology improvement. We believe that our company is among the few jewelry manufacturers in PRC that is equipped with modern facilities and technology. Through years of research, we have developed seven techniques which have been key drivers to our competitive strength and operating success. These techniques include 99.99% gold hardening, rubber mould opening efficiency, solder-less welding, pattern carving, chain weaving, dewaxing casting, and our coloring methods. Our track record of technical innovation has resulted in the development and acquisition of industry-leading equipment. This equipment ensures that we are able to produce special patterns and styles efficiently.

Competition

The jewelry industry in China is highly fragmented and very competitive. No single competitor has a significant percentage of the overall market. We believe that the market may become even more competitive as the industry grows and/or consolidates.

We produce high-quality jewelry for which the demand has grown year by year as income levels in China have risen and customers continue to appreciate the high quality of our products. We believe Kingold is well known as a nationwide famous trademark which has substantially differentiated us from most of our competitors.

We compete with local jewelry manufacturers and large foreign multinational companies that offer products similar to ours. Examples of our competition include, but are not limited to, Zhejiang Sun & Moon Jewelry Group Co., Ltd., Shenzhen Bo Fook Jewelry Co., Ltd., Shenzhen Ganlu Jewelry Co., Ltd., Magfrey Jewelry Co., Ltd., and Guangdong Chaohongji Co., Ltd.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the jewelry industry.

We currently have 23 patents granted by the State Intellectual Property Office of the PRC, two of which expire in 2018, and twenty one in 2020 and have filed applications for three patents which have been accepted and are under review by the State Intellectual Property Office of the PRC.

We have ten registered trademarks in China, three of which expire in 2017, one in 2019, and six in 2020 and have filed applications for registration of five trademarks which have been accepted and are currently under review by the Trademark Office of the State Administration for Industry and Commerce of the PRC. In particular, “Kingold” has been named as a “Famous Brand in Hubei Province,” “Famous Brand in China,” and “Famous Jewelry Brand” by the General Administration of Quality Supervision and China Top Brand Strategy Promotion Committee.

We have implemented and enhanced file management procedures in an effort to protect our intellectual property rights. However, there can be no assurance that our intellectual property rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of China may not protect our proprietary rights to the same extent as the laws in other jurisdictions.

PRC Government Regulations

We are subject to various PRC laws and regulations which are relevant to our business. Our business license permits us to design, manufacture, sell and market jewelry products to department stores throughout China, and allows us to engage in the retail distribution of our products. Any further amendment to the scope of our business will require additional government approvals. We cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

Under the applicable PRC laws, supplies of precious metals such as platinum, gold and silver are highly regulated by certain government agencies, such as the People’s Bank of China. The Shanghai Gold Exchange is the only PBOC authorized supplier of precious metal materials and is our primary source of supply for our raw materials, which substantially consist of precious metals. We are required to obtain and hold several membership and approval certificates from these government agencies in order to continue to conduct our business. We may be required to renew such memberships and to obtain approval certificates periodically. If we are unable to renew these periodic membership or approval certificates, it would materially affect our business operations. We are currently in good standing with these agencies.

We have also been granted independent import and export rights. These rights permit us to import and export jewelry in and out of China. With the relatively lower cost of production in China, we intend to expand into overseas markets after the launch of our China-based retail plan. We do not currently have plans to import jewelry into China.

Environment Protection

Our production facilities in Wuhan are subject to environmental regulation by both the central government of the PRC and by local government agencies. We have obtained all necessary operating permits as required from the Environmental Protection Bureau, and believe that we are in compliance with local regulations governing waste production and disposal, and that our production facilities have met the public safety requirements regarding refuse, emissions, lights, noise and radiation. Since our commencement of operations, we have not been cited for any environmental violations. Since our production process creates almost no waste water or pollution, our costs for environmental compliance have been minimal. During 2008, our costs for environmental compliance were approximately $43,000, primarily devoted to the purchase of a water filter tower and air purification tower. In 2009, our costs for environmental compliance were less than $5,000.

Tax

Wuhan Kingold was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable income tax rate is 25%.

Pursuant to the Provisional Regulation of China on Value-Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of their after-tax profits each year to its general reserves until the accumulative amount of such reserves has reached 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At December 31, 2009, we had approximately 500 full time employees all of which are located in PRC, except our chief financial officer. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory. Our full time employees are entitled to employee benefits including medical care, work related injury insurance, maternity insurance, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. We are required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provisions and contributions made for such employee benefits was $17,058 $80,107, and $34,549 for the years ended December 31, 2009, 2008 and 2007, respectively. The Chinese government is responsible for the medical benefits and the pension liability paid to these employees.

Effective from January 1, 2008, the PRC has introduced a new labor contract law that enhances rights for the nation’s workers, including open-ended work contracts and severance payment, such Law requires employers to enter into labor contracts with their workers in writing, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with a fixed-term contract shall be entitled to an indefinite-term contract after the fixed-term contract has been renewed twice. Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers. None of our employees are covered by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Company History

Since December, 2009, we have been engaged in the design, manufacturing and sale of gold jewelry in the People’s Republic of China, or PRC, via a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, a PRC company.

We were initially incorporated in 1995 in Delaware as Vanguard Enterprises, Inc. In 1999, we changed our corporate name to Activeworlds.com, Inc. (and subsequently to Activeworlds Corp.) and through a wholly-owned subsidiary we provided internet software products and services that enabled the delivery of three-dimensional content over the internet. We operated that business until September 11, 2002 when we sold that business to our former management and we became a shell company with no significant business operations. As a result of the consummation of a reverse acquisition transaction as described below, on December 23, 2009, we ceased to be a shell company and became an indirect holding company for Vogue-Show through Dragon Lead.

Acquisition of Kingold and Name Change

In December 2009, we acquired 100% of Dragon Lead from the shareholders of Dragon Lead in a share exchange transaction pursuant to which the shareholders of Dragon Lead exchanged 100% ownership in Dragon Lead, for 33,104,234 shares of our common stock. As a result, Dragon Lead became our wholly owned subsidiary. Dragon Lead owns 100% of Vogue-Show and Vogue-Show controls Wuhan Kingold through a series of variable interest entity agreements. We currently operate through Dragon Lead and Vogue-Show.

In February 2010, we changed our name to Kingold Jewelry, Inc. to better reflect our business.

Organizational History of Dragon Lead and its Subsidiaries

Dragon Lead Group Limited, or Dragon Lead, a British Virgin Islands (BVI) corporation was incorporated in the BVI on July 1, 2008 as an investment holding company. Dragon Lead owns 100% of the ownership interest in Vogue-Show.

Vogue-Show was incorporated in the PRC as a WFOE on February 16, 2009. Wuhan Kingold was incorporated in the PRC as a limited liability company on August 2, 2002 by Zhihong Jia, as the major shareholder, and Xue Su Yue who sold her shares in Wuhan Kingold to Zhihong Jia and Chen Wei in 2003. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares. Its business activities are principally the design and manufacture of gold ornaments in the PRC. Wuhan Kingold’s business license will expire on March 4, 2021 and is renewable upon expiration. The registered and paid-in capital of Wuhan Kingold is RMB 120 million.

The Vogue-Show/Wuhan Kingold VIE Relationship

On June 30, 2009, Vogue-Show entered into a series of agreements with Wuhan Kingold and shareholders holding 95.83% of the outstanding equity of Wuhan Kingold under which Wuhan Kingold agreed to pay 95.83% of its after-tax profits to Vogue-Show and shareholders owning 95.83% of Wuhan Kingold’s shares have pledged their and delegated their voting power in Wuhan Kingold to Vogue-Show. Such share pledge is registered with the PRC Administration for Industry and Commerce.

The VIE agreements, which are described below, cover 95.83% of the equity interest in Wuhan Kingold covering 46 of Wuhan Kingold’s 47 shareholders and were created so that upon the closing of the reverse acquisition, as described below, we would be able to acquire control over Wuhan Kingold, as explained below. The balance of 4.17% of the equity interest in Wuhan Kingold is held by Beijing Shouchuang Investment Co. Ltd, a PRC State Owned Enterprise.

These contractual arrangements enable us to:

•   exercise effective control over our variable interest entity, Wuhan Kingold;

•   receive substantially all of the economic benefits from variable interest entity, Wuhan Kingold; and

•   have an exclusive option to purchase 95.83% of the equity interest in our variable interest entity, Wuhan Kingold, when and to the extent permitted by PRC law.

Through such arrangement, Wuhan Kingold has become Vogue-Show’s contractually controlled affiliate. In addition, Wuhan Kingold shareholders agreed to grant Vogue-Show a ten-year option to purchase a 95.83% equity interest in Wuhan Kingold at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and the Wuhan Kingold shareholders. Concurrently, Wuhan Kingold agreed to grant Vogue-Show a ten-year option to purchase all of Wuhan Kingold’s assets at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and Wuhan Kingold.

The VIE Agreements

Our relationship with Wuhan Kingold and its shareholders are governed by a series of contractual arrangements, which agreements provide as follows.

Exclusive Management Consulting and Technical Support Agreement.  On June 30, 2009, Vogue-Show entered into an Exclusive Management Consulting and Technical Support Agreement with Wuhan Kingold, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Payments will be made on a monthly basis. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold.

Shareholders’ Voting Proxy Agreement.  On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Shareholders’ Voting Proxy Agreement authorizing Vogue-Show to exercise any and all shareholder rights associated with their ownership in Wuhan Kingold, including the right to attend and vote their shares at shareholders’ meetings, the right to call shareholders’ meetings and the right to exercise all other shareholder voting rights as stipulated in the Articles of Association of Wuhan Kingold. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold.

Purchase Option Agreement.  On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Purchase Option Agreement with Vogue-Show, which provides that Vogue-Show will be entitled to acquire such Shareholders’ shares in Wuhan Kingold upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Purchase Option Agreement also grants to Vogue-Show an option to purchase all of the assets of Wuhan Kingold. The exercise price for either the shares or the assets are to be as determined by a qualified third party appraiser. The term of this agreement is ten years from the date thereof.

Pledge of Equity Agreement  On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered in Pledge of Equity Agreement, pursuant to which each such shareholder pledges all of his shares of Wuhan Kingold to Vogue-Show, in order to guarantee performance under the Exclusive Management Consulting and Technical Support Agreement, Shareholders’ Voting Proxy Agreement and the Purchase Option Agreement. If Wuhan Kingold or any of its respective shareholders breaches its respective contractual obligations, Vogue-Show, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests.

Reverse Acquisition and Private Placement

On September 29, 2009, we entered into an Agreement and Plan of Reverse Acquisition with Vogue-Show, a PRC wholly foreign owned enterprise, Dragon Lead, and the stockholders of Dragon Lead, or the Dragon Lead Stockholders. Pursuant to the acquisition agreement, we agreed to acquire 100% of the issued and outstanding capital stock of Dragon Lead in exchange for the issuance of 33,104,234 newly issued shares of our common stock. The acquisition agreement closed on or about December 23, 2009. Following the closing, Dragon Lead became our wholly-owned subsidiary.

The purpose of the reverse acquisition was to acquire control over Wuhan Kingold. We did not acquire Wuhan Kingold directly through the issuance of stock to Wuhan Kingold’s stockholders because under PRC law it is uncertain whether a share exchange would be legal. We instead chose to acquire control of Wuhan Kingold through the acquisition of Vogue Show and the VIE arrangements previously described in this prospectus. Certain rules and regulations in the PRC restrict the ability of non-PRC companies that are controlled by PRC residents to acquire PRC companies. There is significant uncertainty as to whether these rules and regulations require transactions of the type contemplated by our VIE arrangements, or of the type contemplated by the Call Option described below, to be approved by the PRC Ministry of Commerce, the China Securities and Regulatory Commission, or other agencies. For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors — Risks Related to Doing Business in the PRC — Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock,” beginning on page 21.

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors. Pursuant to a securities purchase agreement entered into with the investors, we sold an aggregate of 5,120,483 newly issued shares of our common stock at $0.996 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received five-year warrants to purchase up to 1,024,096 shares of common stock at the price of $0.996 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement. In addition, five-year warrants to purchase up to 1,536,145 shares of common stock at the price of $0.996 per share were issued to various consultants who assisted in the transaction.

All share and per share information for dates prior to August 10, 2010 concerning our common stock in the above discussion reflects a 1-for-2 reverse stock split.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Act.

Also, on December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into a call option agreement, or call option, with Zhihong Jia and Bin Zhao as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao the right to acquire up to 100% of the shares of Famous Grow at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice at any time for a period of five years. While it is the case that our PRC counsel believes that this arrangement is lawful under PRC laws and regulations, there are, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

Additionally, on December 23, 2009, immediately following the closing, Famous Grow Holdings Limited, a BVI limited liability company, or Famous Grow, Dragon Lead’s majority shareholder prior to the closing, together with Zhihong Jia, our chief executive officer and founder of Wuhan Kingold and Bin Zhao, our general manager, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 1,895,609 of shares of common stock into an escrow account as “make good shares.” In the event that our after-PRC-tax net income for the years ended December 31, 2009, 2010 and 2011, is less than 70% of RMB 65.0 million, RMB 100.0 million and RMB 150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to private placement investors on pro rata basis. Pursuant to the Make Good Escrow Agreement, 631,870 shares out of 1,895,609 shares (or  1/3 of the shares per year) are no longer subject to the escrow and none of such shares have been acquired from Famous Grow. Our after-PRC-tax net income for the year ended December 31, 2009 exceeded 70% of RMB 65.0 million and therefore, no “make good shares” were transferred as of December 31, 2009.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Notes:

(1)	Famous Grow is owned by Fok Wing Lam Winnie. Pursuant to a Call Option Agreement, our founder, chairman and chief executive officer Zhihong Jia, and general manager and director, Bin Zhao, have a right to collectively acquire 100% of the ownership of Famous Grow.
(2)	Wuhan Kingold is 55.31% owned by Zhihong Jia, our founder, chairman and chief executive officer, 1.67% owned by Bin Zhao, our general manager and director, 4.17% owned by Beijing Shouchuang Investment Co. Ltd., a PRC state owned enterprise, with the balance of 38.85% owned by a total of 44 other shareholders, who are all PRC citizens. All of Wuhan Kingold’s shareholders, other than Beijing Shouchuang Investment Co. Ltd., have entered into the VIE agreements.

Principal Office and Manufacturing Facilities

Our principal executive offices and our factory are located in #15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, China, with a total construction area of approximately 74,933 square feet built on a parcel of state owned land. We own all of our office and factory facilities except for land with regard to which we own land use rights. There is no private ownership of land in the PRC. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. Our land use certificate expires on January 26, 2055. Our Vogue-Show subsidiary rents 96 square feet of office space from Wuhan Kingold at an annual rental rate of $1,500 per year. The lease on this office space expires at the end of January 2012.

We believe that our current offices and facilities are adequate to meet our needs, and that additional facilities will be available for lease, if necessary, to meet our future needs.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth as of October 28, 2010 the names, positions and ages of our current executive officers and directors. Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our officers are elected by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name	Age	Position
Zhihong Jia	49	Chief Executive Officer and Chairman of the Board
Bin Liu	39	Chief Financial Officer and Secretary
Bin Zhao	42	General Manager and Director
Vincent F. Orza, Jr.(1)	56	Independent Director
Hai Xiao Xu(1)	37	Independent Director
Bin Nan Zhang(1)	37	Independent Director

(1)	Serves as a member of the audit and compensation committees.

The following is a summary of the biographical information of our executive officers and directors. Any gap in employment background of an individual indicates that the individual did not obtain work experience relevant to his or her role as an officer or director during such period.

Zhihong Jia, Chief Executive Officer and Chairman of the Board

Mr. Jia has served as our chief executive officer and chairman of our board of directors since the consummation of our December 2009 reverse acquisition transaction. Mr. Jia also co-founded Wuhan Kingold, our contractually controlled affiliate and has served as its chief executive officer and chairman since its establishment in 2002. Mr. Jia serves as vice president of the Gems and Jewelry Trade Association of China. Mr. Jia served in the rear supply service department of the People’s Liberation Army in Guangzhou and Wuhan, and was responsible for managing gold mines owned by the Army. Mr. Jia graduated from Wuhan University in 2004 with a graduate EMBA certificate.

Bin Liu, Chief Financial Officer and Secretary

Mr. Liu has served as our chief financial officer since April 2010. Mr. Liu has more than 15 years of experience in the financial markets and in bridging business between the US and China. From July 2004 through March 2010, Mr. Liu served as a vice president of Citigroup’s Financial Institution Cards business where he had full financial responsibility of a $2 billion business. He has also played critical roles in the development of Citigroup’s franchise development in the US. From 1993 through 2002, Mr. Liu worked for the China’s Ministry of Commerce (MOFCOM), promoting bilateral business and investment between the US and China. Mr. Liu graduated Shanghai Institute of Foreign Trade with a bachelor’s degree in Economics in 1993 and graduated the Kellogg School at Northwestern University with a Master of Business Administration in 2004.

Bin Zhao, General Manager and Director

Mr. Zhao has served as our general manager and one of our directors since December 2009. He was appointed upon the consummation of our reverse acquisition transaction. He has also served as a director and general manager of Wuhan Kingold, our contractually controlled affiliate, since 2008. Mr. Zhao has over 20 years of experience in the jewelry industry and is recognized as highly experienced and knowledgeable in China’s gold jewelry industry. From 1990 to 2005, he served as the deputy general manager at Foshan Arts & Crafts Works Company Limited. From 2005 to 2008, Mr. Zhao was the general manager and a director of Shenzhen Batar Jewelry Company Limited. Mr. Zhao is currently a deputy director of Shenzhen City Committee for Protection of Well-Known Trademarks and the Gold and Silver Jewelry Processing and Manufacturing Commission in Guangdong Province. Mr. Zhao is also a standing member to the China Gems & Jewelries Trade Association, and a member of the mediation committees of the Shanghai Gold Exchange. As of 2010, Mr. Zhao received an appointment as an adjunct faculty member at China University of Geosciences in Wuhan. Mr. Zhao graduated from Sun Yat-Sen University with a bachelor’s degree in physics in 1988.

Vincent F. Orza, Jr., Independent Director

Dr. Orza has served as one of our directors since December 2009. Dr. Orza was named the Dean of the Meinders School of Business at Oklahoma City University in July 2005 where he will continue to serve until November 2010, when he will assume the position as President and Chief executive officer of KSBI Television in Oklahoma. Previously, Dr. Orza founded Eateries, Inc., a national restaurant chain operating in over 26 states across the United States under the names of Garfield’s Restaurant & Pub, Garcia’s Mexican Restaurants & Pepperoni Grill Italian Bistros. Dr. Orza served as the Chairman, President and CEO of Eateries, Inc., growing the company from inception to attaining more than $100 million in annual sales. Dr. Orza took Eateries Inc. public in 1986 (NASDAQ: EATS), orchestrated a going private transaction in 2004 and sold the company in 2006. In addition, Dr. Orza was voted one of 1998’s 10 Best Performing CEOs by Restaurant Business Magazine. Dr. Orza graduated Oklahoma City University in 1971 with a Bachelors degree in business and, in 1972 with a Masters degree in education. In 1976 he graduated from the University of Oklahoma with a Doctorate in education.

Hai Xiao Xu, Independent Director

Mr. Xu served as one of our directors since December 2009. He has extensive banking experience and has experience in capital markets within the PRC. From September 2007 through the present, he is Director of Cinda Securities Co., Ltd. in Beijing. From May 2006 through September 2007, he served as Senior Manager of China Cinda Asset Management Corp, in Beijing. From September 2005 through May 2006, he served as General Manager of Pacific Securities Investment Banking in Beijing, PRC. He graduated in 2007 from Zhongnan University of Economics and Law with a master degree in accounting.

Bin Nan Zhang, Independent Director

Mr. Zhang has served as one of our directors since December 2009. Mr. Zhang also served as an independent director of Wuhan Kingold, our contractually controlled affiliate since 2008. Since 2008 has been the vice president and secretary-general of China Gold Association. Since 2004. he has also been the director of Beijing Gold Economic Research Center, and the chief director of China Gold Newspaper. He graduated in 2008 from the Graduate University of Chinese Academy of Science with a masters degree in Business Administration.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Board of Directors

Our board of directors currently consists of five directors. A director is not required to hold any shares in us by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

As of the date of this prospectus, a majority of our directors meet the “independence” definition under The Nasdaq Stock Market Marketplace Rules, or the Nasdaq Rules.

Director Qualifications and Diversity

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. We believe that all of our directors meet the foregoing qualifications. We do not have a policy with respect to diversity.

Director Independence

Three of our current directors, Messrs. Orza, Xu and Zhang, are “independent directors” as defined under the NASDAQ Rules, constituting a majority of independent directors of our board of directors as required by the corporate governance rules of NASDAQ.

Board Committees

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with all applicable requirements of Sarbanes-Oxley and the Commission’s rules and regulations.

Audit Committee

Messrs. Orza, Xu and Zhang currently serve on the audit committee, which is chaired by Dr. Orza. Each member of the audit committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of NASDAQ. Our board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Dr. Orza as an “audit committee financial expert,” as defined under the applicable rules of the Commission. The audit committee’s responsibilities include:

•	reviewing the financial reports provided by us to the Commission, our shareholders or to the general public;
•	reviewing our internal financial and accounting controls;
•	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;
•	overseeing the appointment, compensation and evaluation of the qualifications and independence of our independent auditors;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing the adequacy of our internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;
•	engaging advisors as necessary; and
•	determining the funding from us that is necessary or appropriate to carry out the audit committee’s duties.

Compensation Committee

Messrs. Orza, Xu and Zhang currently serve on the compensation committee, which is chaired by Dr. Orza. Each member of the compensation committee, is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of NASDAQ, a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee’s responsibilities include:

•	considering and authorizing the compensation philosophy for our personnel;
•	monitoring and evaluating matters relating to our compensation and benefits structure;
•	reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation;
•	evaluating the chief executive officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the chief executive officer’s and other executive officers’ compensation based on such evaluation;
•	reviewing and approving all compensation for all our nonemployee directors and other employees of ours and our subsidiaries with a base salary greater than or equal to $100,000;
•	reviewing the terms of our incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;
•	reviewing and approving executive officer and director indemnification and insurance matters;

•	reviewing and discussing the compensation discussion and analysis section proposed for inclusion in our annual report on Form 10-K and annual proxy statement with management and recommending to the board of directors whether such section should be so included;
•	preparing and approving the compensation committee’s report to be included as part of our annual proxy statement;
•	evaluating its own performance on an annual basis and reporting on such performance to the board of directors;
•	reviewing and reassessing the compensation committee charter and submitting any recommended changes to the board of directors for its consideration; and
•	having such other powers and functions as may be assigned to it by the board of directors from time to time.

Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Family Relationships

There are no family relationships among our directors and executive officers.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

•	attract, motivate and retain executives who drive our success and industry leadership; and
•	provide each executive, from vice president to chief executive officer, with a base salary on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary for 2007, 2008 and 2009. Our compensation committee is considering establishing criteria for calculating and paying performance based bonuses to our executive officers and/or long-term incentive compensation in the form of stock options. Currently, except for a warrant issued to Bin Liu, our Chief Financial Officer at the time that he was hired in April 2010, we do not have any stock option plans for our directors, officers or employees, and there were no outstanding options held by any of our directors, executive officers or employees as of May 31, 2010.

Our Compensation Program

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our compensation committee reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the compensation committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

Our compensation program only contained base annual salary in 2007, 2008 and 2009.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement. Although we do not engage in benchmarking, the compensation committee may also consider compensation levels with comparable positions in the industry to evaluate the total compensation decisions that it makes for our officers.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the compensation for our chief executive officer, which is based on various factors, such as level of responsibility and contributions to our performance. Our chief executive officer recommends the compensation for our executive officers (other than the compensation of the chief executive officer) to the compensation committee. The compensation committee reviews the recommendations made by the chief executive officer and determines the compensation of the chief executive officer and the other executive officers.

Employment Agreements

We have entered into employment agreements with our other senior executive officers, as a result of our being a public company, as described below, which descriptions are qualified in their entirety be the employment agreement filed as exhibits. Our board of directors may adjust base salaries annually to reflect increases in the cost of living. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of our business expansion. In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all of our other employees are adjusted.

Zhihong Jia.  We have entered into an employment agreement with Zhihong Jia, our chief executive officer for a term of three years. Pursuant to the employment agreement, Mr. Jia will receive annual compensation equal to $175,000. In addition, Mr. Jia’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. Annual bonuses will be determined by us in our sole discretion and will be approved by our board of directors. Subject to the approval of our board of directors, we may also grant share options or other equity incentives to Mr. Jia.

Mr. Jia’s will also be eligible to participate in the benefits generally made available to our executives in accordance with our benefit plans. In addition, we will pay for life insurance and medical insurance policies for the benefit of Mr. Jia, provided that the annual premium of all such insurance policies in any one year shall not be more than RMB 20,000 in the aggregate.

If Mr. Jia’s employment agreement terminates as a result of death, we will pay Mr. Jia’s beneficiaries or estate, as applicable, an amount equal to twenty-four months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If we terminate Mr. Jia’s employment based on the executive’s disability, we will pay him an amount equal to eighteen months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

We may terminate Mr. Jia’s employment agreement with cause (as defined in his employment agreement) at any time with three months written notice. If we dismiss Mr. Jia without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement), we will pay him the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus twelve. If Mr. Jia terminates his employment other than for good reason, he will be entitled to a contribution bonus in an amount determined by us and approved by our board of directors. A contribution bonus shall not exceed the product of Mr. Jia’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus ten. If Mr. Jia’s employment agreement expires in accordance with its term without earlier termination or extension, he will be eligible to receive an amount equal to twelve months’ base salary.

Our employment agreement with Mr. Jia provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of twelve months following the termination of his employment. Mr. Jia will continue to receive his monthly base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Bin Liu.  We have entered into a employment agreement with Bin Liu, our CFO for a term of three (3) years. Pursuant to the agreement, Mr. Liu will receive annual compensation equal to $135,000. In addition, Mr. Liu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. The agreement also provides that Mr. Liu will receive an annual option grant, to purchase 60,000 shares of our common stock, at an exercise price equal to the price of our common stock on each issuance date, such options to be vested quarterly. In addition, Mr. Liu has agreed that, during his employment with us and for a period of one (1) year thereafter, he shall not directly or indirectly employ, solicit, or induce any senior for employment or in any other fashion hire any of the senior management of the Company. Mr. Liu has also agreed to a non-compete clause whereby he shall not engage or assist others to engage in the business of designing and manufacturing gold jewelry for a one (1) year period following the end of his employment with us.

Bin Zhao.  Our subsidiary, Wuhan Kingold, has entered into an employment agreement with Bin Zhao, our general manager for a term of three years. Pursuant to the employment agreement, Mr. Zhoa will receive annual compensation equal to RMB 1,000,000. In addition, Mr. Zhao’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. Annual bonuses will be determined by us in our sole discretion and will be approved by our board of directors. Subject to the approval of our board of directors, we may also grant share options or other equity incentives to Mr. Zhao. The employment agreement with Mr. Zhao provides for the protection of confidential information and contains non-competition and non-solicitation provisions.

Summary Compensation of Named Executive Officers

Our executive officers are compensated by and through Wuhan Kingold and do not receive any compensation for serving as executive officers for us, Dragon Lead or Vogue Show.

The following table sets forth information concerning cash and non-cash compensation paid by Wuhan Kingold, to our named executive officers for 2009, 2008 and 2007, respectively. All compensation shown reflect the period prior to our acquisition of Dragon Lead in December, 2009.

Name and Position	Year	Salary	Bonus	All other compensation(1)	Total
Zhihong Jia Chief Executive Officer
	2009	$17,508	$—	—	$17,508
	2008	$17,508	$—	—	$17,508
	2007	$17,508	—	—	$17,508
Bin Zhao General Manager
	2009	$108,984	$—	$6,206	$115,190
	2008	$108,984	$—	$6,206	$115,190
	2007	—	—	—	—

(1)	Additional compensation was in the form of travel reimbursement.

Outstanding Equity Awards at Fiscal Year End

From inception to the completion of our last fiscal year, we have not issued any equity awards.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control where the value of such compensation exceeds $60,000 per executive officer.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay director’s fees or other cash compensation for services rendered to our directors in the year ended December 31, 2009. We have agreed to pay Vincent F. Orza, Jr. a total of $80,000 in 2010 for services provided as a director.

Compensation of Directors and Executive Officers

In the year ended December 31, 2009, we paid an aggregate of approximately RMB 863,000 (U.S. $126,000) in cash to our executive officers and directors.

We have no other formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive options in the future to purchase common shares as awarded by our board of directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of October 28, 2010 and as adjusted to reflect the sale of shares of common stock in this offering by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 41,766,404 shares of our common stock outstanding as of October 28, 2010 and 46,766,404 shares of common stock outstanding upon the completion of this offering. All share and per share information concerning our common stock below reflects a 1-for-2 reverse stock split which became effective on August 10, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of October 28, 2010 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of August 25, 2010 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023. All share information shown reflects a 1-for-2 reverse stock split that became effective on August 10, 2010

		Shares Beneficially Owned Percent
Name and Address of Beneficial Owner	Number	Before Offering	After Offering
Directors and Named Executive Officers:
Zhihong Jia(1)	17,350,194	41.51%
Bin Zhao(2)	575,749	1.38%
Vincent F. Orza Jr.(3)	301,205	*	*
Bin Nan Zhang	0	—
Hai Xiao Xu	0	—
Bin Liu(4)	60,000	*	*
All Officers and Directors as a Group (total of six persons)	18,287,148	43.75%
5% Stockholders:
Famous Grow Holdings Limited(5)(6)	17,925,943	42.9%
Bright Vision Group Limited(5)(7)	3,707,674	8.9%
Eternal Grace Development Limited(5)(8)	2,304,054	5.5%
Whitebox Advisors, LLC(9)	2,410,006	5.8%

(1)	The 17,350,194 shares shown as beneficially owned represent shares of which the beneficial ownership or the right to control can be acquired pursuant to a December 21, 2009 Call Option Agreement pursuant to which the shares can be acquired from Famous Grow Holdings Limited. Pursuant to the Make Good

Escrow Agreement, 631,870 shares out of 1,895,609 shares (or 1/3 of the shares per year) are no longer subject to the escrow and none of such shares have been acquired from Famous Grow thereunder for 2009.
(2)	The 575,749 shares shown as beneficially owned represent shares of which the beneficial ownership or the right to control can be acquired pursuant to a December 21, 2009 Call Option Agreement pursuant to which the shares can be acquired from Famous Grow Holdings Limited.
(3)	The 301,205 shares beneficially owned include 50,201 shares issuable upon exercise of Investor Warrants. Vincent F. Orza Jr. has voting and investment power over the shares registered in the name of Great Places LLC.
(4)	The 60,000 shares beneficially owned include 60,000 shares issuable upon exercise of options.
(5)	Address: ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building Road Tow, Tortola, British Virgin Islands.
(6)	Based upon Schedule 13D filed by Famous Grow Holdings Limited with the SEC on August 5, 2010.
(7)	Based upon Schedule 13G filed by Bright Vision Group Limited with SEC on September 23, 2010.
(8)	Based upon Sehedule 13G filed by Eternal Grace Development with SEC on September 23, 2010.
(9)	Address: 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN. Based upon Schedule 13G filed by Whitebox Advisors and its affiliates with the SEC on February 2, 2010.
*	Less than one percent (1%).

Change in Control

We are not aware of any arrangements including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the registrant, with the exception of the Call Option Agreement entered into by and among Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie on December 21, 2009, Mr. Jia and Mr. Zhao together have the ability to acquire 100% of the shares of Famous Grow Holdings Limited, provided that they exercise their Call Option. Upon the exercise of such Call Option, Mr. Jia and Mr. Zhao together would have the ability to control 17,925,943 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On December 23, 2009, immediately following the closing of our reverse acquisition of Dragon Lead, Famous Grow Holdings Limited, a BVI limited liability company that prior to the Closing was Dragon Lead’s majority shareholder, “Famous Grow”, together with Zhihong Jia, our Chief Executive Officer and Bin Zhao, our general manager, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 1,895,609 of shares of common stock into an escrow account as “make good shares,” of 631,870 shares are no longer subject to the escrow under such agreement. Famous Grow owns 17,925,943 shares or approximately 42.9% of our common stock. In the event that the after-PRC-tax net income of Wuhan Kingold for the years ended December 31, 2009, 2010 and 2011, is less than RMB 65.0 million, RMB 100.0 million and RMB 150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to investors in our December 2009 private placement, on pro rata basis.

On December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow, entered into a call option agreement with Zhihong Jia and Bin Zhao as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under this call option agreement, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao certain call options to acquire up to 100% of the shares of Famous Grow at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice at any time for a period of five years.

On June 30, 2009, Vogue-Show entered into an Exclusive Management Consulting and Technical Support Agreement with Wuhan Kingold, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Payments will be made on a monthly basis. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold. Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold. Vogue-Show has received $7.27 million under the Exclusive Management Consulting and Technical Support Agreement in consulting fees, and $2.0 million in technical support fees.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Shareholders’ Voting Proxy Agreement authorizing Vogue-Show to exercise any and all shareholder rights associated with their ownership in Wuhan Kingold, including the right to attend and vote their shares at shareholders’ meetings, the right to call shareholders’ meetings and the right to exercise all other shareholder voting rights as stipulated in the Articles of Association of Wuhan Kingold. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold. Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Purchase Option Agreement with Vogue-Show, which provides that Vogue-Show will be entitled to acquire such Shareholders’ shares in Wuhan Kingold upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Purchase Option Agreement also grants to Vogue-Show an option to purchase all of the assets of Wuhan Kingold. The exercise price for either the shares or the assets are to be as determined by a qualified third party appraiser. The term of this agreement is ten years from the date thereof. Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered in Pledge of Equity Agreement, pursuant to which each such shareholder pledges all of his shares of Wuhan Kingold to Vogue-Show, in order to guarantee performance under the Exclusive Management Consulting and Technical Support Agreement, Shareholders’ Voting Proxy Agreement and the Purchase Option Agreement. If

Wuhan Kingold or any of its respective shareholders breaches its respective contractual obligations, Vogue-Show, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On February 1, 2009, Vogue Show entered into a three year lease agreement for the use of 96 square meters of space located within Wuhan Kingold’s building for use as office space. Annual rent under the lease agreement is $1,500 per year. Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

Our general manager, Bin Zhao, has been a standing member of the mediation committee of the Shanghai Gold Exchange since 2001. The Shanghai Gold Exchange is the Company’s sole supplier of gold.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,500,000 shares, par value $0.001 per share, consisting of 100,000,000 shares of common stock and 500,000 shares of preferred stock. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended certificate of incorporation and bylaws, which have been filed previously with the SEC, and applicable provisions of Delaware law.

As of October 28, 2010, there were 41,766,404 shares of our common stock outstanding, which reflects a 1-for-2 reverse stock split of our common stock which became effective on August 10, 2010, held by approximately 95 shareholders of record.

Common Stock

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

No shares of preferred stock are issued or outstanding. Our board of directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series. No series of preferred stock have been designated by our board of directors.

Our board of directors may designate a series of preferred stock by filing a certificate of designation under Delaware law to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us. The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Warrants

2008 Warrants

In 2008, we issued warrants to purchase up to 775,000 shares of our common stock at an exercise price of $0.32 per share, which exercise price was increased to $1.196 per share in December 2009. The 2008 Warrants may be exercised at any time for a period of five years by cash payment of the exercise price or by cashless exercise.

2009 Private Placement Warrant

In 2009, as part of the Private Placement, we issued warrants to purchase up to 2,560,241 shares of our common stock at an exercise price of $0.996 per share. The 2009 Warrants may be exercised at any time for a period of five years by cash payment of the exercise price or by cashless exercise.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation

Under Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), certain “business combinations” are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Our certificate of incorporation grants the board of directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the Common Stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of Common Stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117 and their telephone number is (801) 272-9294.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through Rodman & Renshaw, LLC. Rodman & Renshaw, LLC is acting as sole manager of the offering. We have entered into an underwriting agreement dated       , 2010 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Rodman & Renshaw, LLC
JMP Securities LLC
Total

The underwriter is committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “KGJI.” On October 28, 2010, the closing market price of our common stock on was $7.91 per share.

The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $

Overallotment Option

We have granted a 45-day option to the underwriter to purchase up to an additional 750,000 shares of common stock sold on the date hereof, at the same price as the initial shares offered. If the underwriter fully exercises this option, the total public offering price (before expenses) and net proceeds to us will be approximately $49.1 million, and $44.9 million, respectively, based on an-assumed-public offering price of $8.68 per share.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

Lock-ups

We have agreed that we will not for a period of ninety (90) days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

Our directors and executive officers and substantially all of our shareholders, holding an aggregate of 5% of our outstanding common stock immediately prior to the completion of this offering, have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the preceding paragraph do not apply to certain exceptions, including the following:

•	the shares of our common stock to be sold pursuant to the underwriting agreement;
•	the issuance of shares of common stock upon the exercise of an option or warrant or similar security or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriter has been advised in writing; or
•	the issuance of options or shares of our capital stock under any of our stock or equity compensation plan.

The 90-day lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts or may be “naked” shorts. The underwriter may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriter purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

In determining the public offering price, we and the underwriter expects to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriter and us.

Neither we, nor the underwriter can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Terms

In connection with this offering, the underwriter and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Until September 30, 2011, the underwriter will act as our exclusive financial advisor (except with respect to our relationship with Baytree Capital Associates, LLC), lead or managing underwriter and/or book runner and investment banker in connection with this offering, or any other financing. Additionally, we have granted the underwriter, for a period of twelve months from the closing of this offering, the right of first refusal to act as, in our discretion, lead underwriter, placement agent or co-manager for each and every future public and private equity and public debt offering that we undertake during such twelve month period.

In addition, the underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

For a period of twelve months from the closing, we will grant the underwriter the right of first refusal to act as, in our discretion, lead underwriter or minimally as a co-manager with at least 50% of the economics, or, in the case of a three-underwriter or placement agent, 33% of the economics, for any of our (or any successor thereof) future public and private equity and/or public debt offerings during such twelve month period.

From time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

We have also agreed to issue to Rodman & Renshaw, LLC, for $     , a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the shares sold in the offering. The warrant will have an exercise price equal to     % of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the closing of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for one demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the four (4) year period commencing one (1) year after the closing of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Rodman & Renshaw, LLC may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of Rodman & Renshaw, LLC and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Australia.  If this document is issued or distributed in Australia it is issued or distributed to “wholesale clients” only, not to “retail clients”. For the purposes of this paragraph, the terms “wholesale client” and “retail client” have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth). This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

China.  THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND ADSs MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC.

UAE.  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.”

Dubai.  The issuer is not licensed by the Dubai Financial Services Authority (“DFSA”) to provide financial services in the Dubai International Financial Centre (“DIFC”). The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Israel.  The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Pakistan.  The investors/subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

Saudi Arabia.  NO OFFERING OF SHARES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SHARES WILL BE CONCLUDED IN SAUDI ARABIA. THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT. NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI'S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SHARES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

UK.  The content of this Memorandum has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”). Reliance on this Memorandum for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested. This Memorandum does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by DLA Piper LLP (US), New York, New York. Cyruli Shanks Hart & Zizmor, LLP, New York, New York also acted as our counsel in connection with this offering. Paul Goodman is of counsel to Cyruli Shanks Hart & Zizmor. Mr. Goodman holds warrants to purchase shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York. Legal matters as to PRC law will be passed upon for us by Grandall Legal Group and for the underwriters by Han Kun Law Offices. DLA Piper LLP (US) may rely upon Grandall Legal Group with respect to matters governed by PRC law. Kramer Levin Naftalis & Frankel LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus and in the registration statement have been audited by Friedman, LLP an independent registered public accounting firm, as stated in its reports appearing herein.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from liabilities incurred by them in connection with actions, suits or proceedings in which they are involved by reason of their acting as our directors and officers. As of the date of this prospectus, we have entered into indemnification agreements with each of our directors and officers in substantially the same form as Exhibit 10.17 attached hereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Resignation of PKF, P.C. and Appointment of Friedman, LLP

On or about January 28, 2010, we were was notified by PKF, P.C. (“PKF”), our independent registered public accounting firm for the years ended December 31, 2007 and 2008, following the completion of our reverse acquisition of Dragon Lead Group Limited, that PKF was resigning as our independent registered public accounting, as a result of their desire not to audit a PRC-based company.

PKF’s report on our consolidated financial statements for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent years and any subsequent interim period prior to the termination of PKF, we did not have any disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Concurrently with termination of PKF, we engaged Friedman, LLP as the independent registered public accounting firm responsible for auditing our financial statements. The engagement was approved by our board of directors.

Neither we nor anyone on our behalf consulted Friedman, LLP during the two most recent years and any subsequent interim period prior to engaging Friedman, LLP, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

FINANCIAL STATEMENTS

Our audited financial statements for the years ended December 31, 2009 and 2008, together with the notes thereto and the reports of the independent certified public accounting firm thereon are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act, as amended, with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC, or the Commission. These documents, the registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at

1-800-SEC-0330. The Commission maintains a website http://www.sec.gov that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kingold Jewelry Inc.

We have audited the accompanying consolidated balance sheets of Kingold Jewelry Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009. Kingold Jewelry Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingold Jewelry Inc. as of December 31, 2009 and 2008 and the results of its operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
March 23, 2010, except for Note 15, as to which the date is September 16, 2010

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	AS OF DECEMBER 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,964,120	$281,994
Restricted cash	1,462,587	2,699,075
Accounts receivable	485,399	1,102,204
Inventories	31,756,009	24,862,355
Other current assets and prepaid expenses	101,189	292,766
Value added tax recoverable	5,792,014	—
Total Current Assets	47,561,318	29,238,394
PROPERTY AND EQUIPMENT, NET	14,126,950	15,308,675
OTHER ASSETS
Other assets	141,198	140,848
Intangible assets, net	497,572	507,368
Total other assets	638,770	648,216
TOTAL ASSETS	$62,327,038	$45,195,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term loans	$8,775,522	$14,151,907
Other payables and accrued expenses	368,196	329,197
Income tax payable	1,347,295	1,484,693
Other taxes payable	192,415	208,829
Value added tax payable	—	909,382
Total Current Liabilities	10,683,428	17,084,008
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of December 31, 2009 and 2008	—	—
Common stock $0.001 par value, 100,000,000 shares authorized, 41,766,404 shares issued and outstanding as of December 31, 2009 and 33,104,234 shares issued and outstanding as of December 31, 2008	41,766	33,104
Additional paid-in capital	31,077,118	16,753,481
Retained earnings
Unappropriated	15,669,257	7,047,962
Appropriated	878,911	838,623
Accumulated other comprehensive gain	3,156,305	3,081,908
Total Stockholders’ Equity	50,823,356	27,755,078
Noncontrolling interest	820,254	356,199
Total Equity	51,643,610	28,111,277
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$62,327,038	$45,195,285

See Notes to Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)

	2009	2008
NET SALES	$250,450,650	$109,782,936
COST OF SALES
Cost of sales	(233,613,179)	(97,472,140)
Depreciation	(1,111,989)	(1,075,153)
Total cost of sales	(234,725,168)	(98,547,293)
GROSS PROFIT	15,725,482	11,235,643
OPERATING EXPENSES
Selling, general and administrative expenses	1,934,089	1,015,324
Stock compensation expenses	415,001	—
Depreciation	124,774	101,884
Amortization	11,051	10,859
Total Operating Expenses	2,484,915	1,128,067
INCOME FROM OPERATIONS	13,240,567	10,107,576
OTHER INCOME (EXPENSES)
Other income	12,838	87,657
Interest income	3,030	3,458
Interest expenses	(703,500)	(1,393,130)
Fees to guarantor of short term loans	(180,827)	(342,626)
Other expenses	(27,166)	(20,965)
Total Other Expenses, net	(895,625)	(1,665,606)
INCOME FROM OPERATIONS BEFORE TAXES	12,344,942	8,441,970
PROVISION FOR INCOME TAXES	(3,220,439)	(2,090,556)
NET INCOME	9,124,503	6,351,414
Less: net income attribute to the noncontrolling interest	(462,920)	(264,867)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	8,661,583	6,086,547
OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	75,531	1,461,217
Less: foreign currency translation gains attributable to noncontrolling interest	(1,135)	(9,656)
Foreign currency translation gains attributable to common stockholders	74,396	1,451,561
COMPREHENSIVE INCOME	$8,735,979	$7,538,109
Earnings per share
Basic	$0.26	$0.18
Diluted	$0.26	$0.18
Weighted average number of shares
Basic	33,294,089	33,104,234
Diluted	33,302,839	33,104,234

See Notes to Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2009 AND 2008
(IN US DOLLARS)

	Preferred stock Par value		Common stock Par value		Additional paid-in capital	Warrants			Unappropriated retained earnings	Appropriated retained earnings	Accumulated other comprehensive gain	Noncontrolling interest	Total
	Shares	Amount	Shares	Amount		Number of Warrants	Additional Paid in Capital- warrant
Balance at January 1, 2008	—	$—	33,104,234	$33,104	$16,740,191		$		$1,611,705	$188,332	$1,630,347	$81,677	$20,285,356
Contribution by stockholders			—	—	13,290				—	—	—	—	13,290
Net income for the year			—	—	—				6,086,547	—	—	264,867	6,351,414
Foreign currency translation gain			—	—	—				—	—	1,451,561	9,656	1,461,217
Transfer to statutory surplus reserve	—	—	—	—	—				(650,291)	650,291	—		—
Balance at December 31, 2008	—	$—	33,104,234	$33,104	$16,753,481	—		$—	$7,047,962	$838,623	$3,081,908	$356,199	$28,111,277
Acquisition of net asset from Activeworlds in the reverse merger			3,125,018	3,125	(1,122,297)	775,000		1,119,172	—	—	—		—
Net proceeds from private placement			5,120,484	5,120	4,526,361				—	—	—		4,531,482
Shares issued for services			416,668	417	414,585				—	—	—		415,001
Issuance of warrants related to private placement					(4,020,876)	2,560,241		4,020,876					—
Contribution by stockholders			—	—	9,385,816				—	—	—		9,385,816
Net income for the year			—	—	—				8,661,583	—	—	462,920	9,124,503
Foreign currency translation gain			—	—	—				—	—	74,396	1,135	75,531
Transfer to statutory surplus reserve			—	—	—				(40,288)	40,288	—		—
Balance at December 31, 2009	—	$—	41,766,404	$41,766	$25,937,070	3,335,241		$5,140,048	$15,669,257	$878,911	$3,156,305	$820,254	$51,643,610

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	FOR THE FISCAL YEARS ENDED DECEMBER 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,124,503	$6,351,414
Adjusted to reconcile net income to cash used in operating activities:
Depreciation and amortization	1,252,361	1,187,896
Loss from disposal of fixed assets	4,251	—
Share based compensation	415,001	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	619,212	878,415
Inventories	(6,828,159)	(13,921,790)
Other current assets and prepaid expenses	192,202	3,060,905
Value added tax recoverable	(5,788,898)	—
Increase (decrease) in:
Accounts payable	—	—
Other payables and accrued expenses	38,225	(33,354)
Income tax payable	(141,014)	448,060
Other taxes payable	(16,925)	145,945
Value added tax payable	(911,152)	(13,693)
Net cash used in operating activities	(2,040,394)	(1,896,202)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of fixed assets	2,924	—
Purchase of property and equipment	(29,352)	(483,208)
Net cash used in investing activities	(26,428)	(483,208)
CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	1,236,488	(2,699,075)
Proceeds from bank loans	8,770,801	31,742,612
Repayments of bank loans	(14,179,462)	(31,742,612)
Net proceeds from stock issuance in private placement	4,531,482	—
Contribution by stockholders	9,385,816	13,290
Net cash provided by (used in) financing activities	9,745,125	(2,685,785)
EFFECT OF EXCHANGE RATES ON CASH	3,823	301,070
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,682,126	(4,764,125)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	281,994	5,046,119
CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,964,120	$281,994
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expenses	$703,500	$1,393,130
Cash paid for income tax	$3,361,453	$1,642,495
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting service	$415,001	$—

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Kingold Jewelry, Inc. (“Kingold”), formerly known as Activeworlds Corp, was incorporated in Delaware on September 5, 1995. In September 2002, the company, then still known as Activeworlds Corp, sold its operating business to its former management and has since been inactive and seeking business opportunities.

Dragon Lead Group Limited (“Dragon Lead”) was incorporated in the British Virgin Islands (“BVI”) on July 1, 2008 as an investment holding company. Through its wholly owned subsidiary, Wuhan Vogue-Show Jewelry Co., Limited (“Wuhan Vogue-Show”), which is principally engaged in design and manufacture of gold and platinum ornaments in the People’s Republic of China (“PRC”). Wuhan Vogue-Show was incorporated in the PRC as a wholly-owned foreign enterprise on February 16, 2009. In accordance with the business permit, Wuhan Vogue-Show’s right of operation expires on February 16, 2019 and is renewable upon expiration. Wuhan Kingold Jewelry Co., Limited (“Wuhan Kingold”) was incorporated in the PRC on August 2, 2002 as a limited liability company. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares and its business activities are the same as those of Wuhan Vogue Show. In accordance with the business permit, Wuhan Kingold’s business permit expires on March 4, 2021 and is renewable upon expiration.

On June 30, 2009 and September 19, 2009, Wuhan Vogue-Show entered into a series of agreements and Amendment Agreement (collectively known as the Restructuring Agreements) with Wuhan Kingold and the shareholders of Wuhan Kingold pursuant to which Wuhan Vogue-Show assumed the management of the business activities of Wuhan Kingold and Wuhan Kingold agreed to pay 95.83% of its profits to Wuhan Vogue-Show. Through this arrangement, Wuhan Kingold became a 95.83% contractually controlled subsidiary of Wuhan Vogue-Show. Based on these contractual arrangements, the Company believes that Wuhan Kingold should be considered as a Variable Interest Entity (“VIE”) under ASC 810, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” because the equity investors in Wuhan Kingold do not have the characteristics of a controlling financial interest and Dragon Lead through Wuhan Vogue-Show is the primary beneficiary of Wuhan Kingold. Accordingly, Wuhan Kingold should be consolidated under ASC 810 and the consolidated financial statements were prepared as if the reorganization occurred at the beginning of the first period presented.

On September 29, 2009, Kingold entered into an Agreement and Plan of Reverse Acquisition (the “Agreement”) with Wuhan Vogue-Show, Dragon Lead and stockholders of Dragon Lead. Pursuant to the Agreement, Kingold agreed to issue 33,104,234 new shares of common stock to the stockholders of Dragon Lead in exchange for 100% of common stock of Dragon Lead.

On December 23, 2009, the Agreement was consummated and 33,104,234 shares of common stock of Kingold were issued to the stockholders of Dragon Lead for 100% equity interest in Dragon Lead. Dragon Lead became a wholly owned subsidiary of the Company.

On February 9, 2010, the Company changed its name from Activeworlds Corp. to Kingold Jewelry, Inc.

The merger of Kingold and Dragon Lead was treated for accounting purposes as a capital transaction and recapitalization by Dragon Lead (“the accounting acquirer”) and a re-organization by Kingold (“the accounting acquiree”). The financial statements have been prepared as if the re-organization had occurred retroactively.

Accordingly, these financial statements include the following:

1)	The balance sheet consisting of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.
2)	The statement of operations including the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the transaction.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

Kingold, Dragon Lead, Wuhan Vogue-Show and Wuhan Kingold are hereinafter collectively referred to as “the Company.”

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of the Company’s common stock. The split was made effective on August 10, 2010. All share and per share data provided herein gives effect to this reverse stock split, applied retroactively.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Kingold, its wholly owned subsidiaries, Dragon Lead and Wuhan Vogue-Show and Wuhan Kingold, its 95.83% contractually controlled affiliate. The noncontrolling interests represent the minority stockholders’ 4.17% proportionate share of the results of Wuhan Kingold. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with an original maturity of less than three months.

Restricted cash

The Company’s financing facilities require a minimum cash deposit as security in the amount of $1,462,587 and $2,699,075 as of December 31, 2009 and 2008 for borrowings outstanding under its demand financing facilities. The restricted cash amount is classified as a current asset in the balance sheets since the borrowings it secures are classified as current liabilities.

Accounts Receivables

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customers and current relationships with them. At December 31, 2009 and 2008, there was no allowance recorded as the Company considers al the account receivables fully collectible.

Inventories

Inventories are stated at the lower of cost or market value, cost being calculated on the weighted average basis. The cost of inventories comprises all costs of purchases, costs of fixed and variable production overheads and other costs incurred in bringing the inventories to their present location and condition. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

	Estimated Useful Life	Estimated Residual value
Buildings	30 years	5%
Plant and machinery	15 years	5%
Motor vehicles	10 years	5%
Office furniture and electronic equipment	5 – 10 years	5%

Long-lived assets

The Company accounts for long-lived assets under the FASB Codification Topic 360 (ASC Topic 360) “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets.” In accordance with ASC Topic 360, indefinite-lived intangible assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Finite-lived assets and intangibles are also reviewed for impairment test when circumstance requires it. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of property, plant and equipment and land use rights. For the years ended December 31, 2009 and 2008, the Company has not recognized any allowances for impairment.

Fair value of financial instruments

FASB Codification Topic 825 (ASC Topic 825), “Disclosure about Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of accounts receivable, other current assets and prepaid expenses, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Revenue recognition

Net sales are primarily composed of sales of products to wholesale and retail customers and subcontracting fees. The Company recognizes revenues under the FASB Codification Topic 605 (“ASC Topic 605”), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services have been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company’s revenues are considered to have been met as follows:

Sales of products

The Company recognizes revenue on sales of products when the goods are delivered and title to the goods passes to the customers provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Sub-contracting fees

The Company also provides sub-contracting services to its customers based on a fixed-price contract. The Company recognizes services-based revenue from all its contracts when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. The revenues from sub-contracting services only consist of approximately 3% of the total revenue recognized.

Income taxes

The Company accounts for income taxes under the FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes.” ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company’s financial position or results.

Other comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in HK$ and RMB to US$ is reported as other comprehensive income gain in the statements of operations and stockholders’ equity. Other comprehensive income for the years ended December 31, 2009 and 2008 was $75,531 and $1,461,217, respectively.

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of operations of the Company are determined using the local currency (“RMB”) as the functional currency. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated Other Comprehensive Income.” As of December 31, 2008 and 2009, the exchange rate was 6.8225 and 6.827 RMB per US Dollar respectively.

Segments

The Company operates in only one segment; thereafter segment disclosure is not presented.

Recent Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements.” This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: (1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. (2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: (1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. (2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash.” The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In December, 2009, FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R).” The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and: (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-16, “Accounting for Transfers of Financial Assets.” This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140.” The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In October, 2009, the FASB issued ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing,” now codified under FASB ASC Topic 470 “Debt,” (“ASU 2009-15”), and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Management is currently evaluating the potential impact of ASU 2009-15 on our financial statements.

In October 2009, the FASB issued ASU 2009-14, “Certain Arrangements That Include Software Elements,” now codified under FASB ASC Topic 985, “Software,” (“ASU 2009-14”). ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-14 should be applied on a prospective basis for revenue arrangements

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management is currently evaluating the potential impact of ASU 2009-14 on our financial statements.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” now codified under FASB ASC Topic 605, “Revenue Recognition,” (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management is currently evaluating the potential impact of ASU 2009-13 on our financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008
Accounts receivable	$485,399	$1,102,204
Less: allowance for doubtful accounts	—	—
Account receivable, net	$485,399	$1,102,204

As of December 31, 2009 and 2008, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

NOTE 4 — INVENTORIES, NET

Inventories as of December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008
Raw materials	$9,645,402	$11,421,548
Work-in-progress	17,894,676	5,768,340
Finished goods	4,215,931	7,672,467
Less: provision for obsolescence	—
Total inventory	$31,756,009	$24,862,355

For the years ended December 31, 2009 and 2008, no provision for obsolete inventories was recorded by the Company.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 5 — PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment as of December 31, 2009 and 2008:

	For the year ended December 31,
	2009	2008
Buildings	$1,881,339	$1,875,375
Plant and machinery	17,325,868	17,267,130
Motor vehicles	38,555	50,157
Office and electric equipment	423,658	427,753
Subtotal	19,669,420	19,620,415
Less: accumulated depreciation	(5,542,470)	(4,311,740)
Property and equipment, net	$14,126,950	$15,308,675

Depreciation expenses for the years ended December 31, 2009 and 2008 were $1,241,310 and $1,177,037, respectively.

NOTE 6 — OTHER ASSETS

Other assets as of December 31, 2009 and 2008 consist of the Company’s investment in the membership certificates at Shanghai Diamond Exchange and Shanghai Gold Exchange, those certificates are transferable at the market. There is no impairment loss of these assets as of December 31, 2009 and 2008.

NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets December 31, 2009 and 2008 consist of land use rights and computer software program acquired. The Company has the right to use the land for fifty years and the right to use the software for five years and the Company amortizes the assets on a straight line basis over its terms from the acquisition date. Amortization expense was $11,051 and $10,859 for the year ended December 31, 2009 and 2008, respectively.

NOTE 8 — SHORT TERM LOANS

The Short term loans include the following:

	As of December 31,
	2009	2008
a) Loan payable to Commercial bank	$—	$5,398,151
b) Loan payable to Commercial bank	—	5,835,837
c) Loan payable to Xinye bank, Hankou branch	—	2,917,919
d) Loan payable to Shanghai Pudong Development Bank, Jiangan branch	2,193,881	—
e) Loan payable to Shanghai Pudong Development Bank, Jiangan branch	3,656,467	—
f) Loan payable to Xinye Bank, Hanzhengjie branch	2,925,174	—
Total short term loans	$8,775,522	$14,151,907

a)	Loan payable to Commercial bank was one year term from May 2008 to May, 2009 at the interest rate of 6.225% per year. The loan was paid off by due date. This loan has been guaranteed by buildings and plant and machinery of the Company.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 8 — SHORT TERM LOANS  – (continued)

b)	Loan payable to Commercial bank was one year term from August 2008 to August, 2009 at the interest rate of 6.85% per year. The loan was paid off by due date. This loan has been guaranteed by a third party.
c)	Loan payable to Xinye bank, Hankou branch was one year term from December 2008 to December, 2009 at the interest rate of 5.58% per year. The loan was paid off by due date. This loan has been guaranteed by a third party.
d)	Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from April 2009 to April, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.
e)	Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from May 2009 to May, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.
f)	Loan payable to Xinye bank, Hanzhengjie branch was one year term from December 2009 to December, 2010 at the interest rate of 4.425% per year. This loan has been guaranteed by a third party.

Interest expense paid in 2009 and 2008 was $703,500 and $1,393,130, respectively. Fees paid to a third party guarantor in 2009 and 2008 were $180,827 and $342,626, respectively.

NOTE 9 — INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Kingold was incorporated in the United States and has incurred net operating loss for income tax purpose for 2009 and 2008. Kingold had loss carry forwards of approximately $596,000 for U.S. income tax purposes available for offset against future taxable U.S. income expiring in 2029. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a full valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowance as of December 31, 2009 was approximately $203,000. The net change in the valuation allowance was an increase of approximately $203,000.

Dragon Lead was incorporated in the BVI and under current laws of the BVI; income earned is not subject to income tax.

Wuhan Vougue-Show and Wuhan Kingold were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25% for the year 2009 and 2008.

The Company does not have any deferred tax assets or liabilities from its foreign operations.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 9 — INCOME TAXES  – (continued)

Significant components of the income tax provision were as follows for the years ended December 31, 2009 and 2008:

	For the years ended December 31,
	2009	2008
Current tax provision
Federal	$—	$—
State	—	—
Foreign	3,220,439	2,090,556
	3,220,439	2,090,556
Deferred tax provision
Federal	—	—
State	—	—
Foreign	—	—
	—	—
Income tax provision	$3,220,439	$2,090,556

Income from continuing operations before income taxes were allocated between the United States and Foreign components for the years ended December 31, 2009 and 2008 as follows:

	2009	2008
United States	$(595,941)	$—
Foreign	12,940,883	8,441,790
	12,344,942	8,441,790

ASC 740-10 clarifies the accounting and reporting of income taxes recognized in the financial statements and provides how tax benefits may be recognized. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized in subsequent periods. On January 1, 2007, we adopted the provisions of this topic. At December 31, 2009 and 2008 we had no unrecognized tax benefits.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits and penalties, if any, as income tax expense. The Company files income tax returns with U.S. Federal Government, as well as Delaware State and the Company files returns in foreign jurisdictions of BVI and PRC China. With few exceptions, the Company is subject to U.S. federal and state income tax examinations by tax authorities for years on or after 1995.

The Company’s foreign subsidiaries also file income tax returns with both the National Tax Bureau (with its branches in Wuhan) and the Local Tax Bureaus (Hubei Provincial Tax Bureau and Wuhan Municipal Tax Bureau). The Company is subject to income tax examinations by these foreign tax authorities. The Company has passed all tax examinations by both National and Local tax authorities since the inception of the Company in 2002.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 9 — INCOME TAXES  – (continued)

The following table reconciles the U.S. statutory rates to the Company’s effective rate for the year ended December 31, 2009 and 2008:

	For the year ended
	December 31, 2009	December 31, 2008
US Statutory rate	34%	34%
Foreign income not recognized in USA	(34%)	(34%)
China income tax	25%	25%
Non-deductible expenses	1%	—
Effective tax rate	26%	25%

NOTE 10 — EARNINGS PER SHARE

In December 23, 2009, the Company entered into a reverse merger transaction with Dragon Lead. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805. ASC 805 states that in calculating the weighted average shares when a reverse merger took place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period will be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

As of December 31, 2009, the Company had outstanding warrants to acquire 3,335,241 shares of common stock with 2,560,241 warrants having an exercise price of $0.996 and 775,000 warrants having an exercise price of $1.196. As of December 31, 2009, the 2,560,241 warrants have the dilution provision and was included in the weighted average shares-diluted calculation using the treasury stock method.

The following table presents a reconciliation of basic and diluted net income per share:

	For the year Ended December 31,
	2009	2008
Net income attributable to Common stockholders	$8,661,583	$6,086,547
Weighted average number of common shares outstanding – Basic	33,294,089	33,104,234
Effect of diluted securities:
Unexercised warrants	8,750	—
Weighted average number of common shares outstanding – Diluted	33,302,089	33,104,234
Earnings per share – Basic	$0.26	$0.18
Earnings per share – Diluted	$0.26	$0.18

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of the Company’s common stock. The split was made effective on August 10, 2010. All share and per share data provided herein gives effect to this reverse stock split, applied retroactively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 11 — STOCKHOLDERS’ EQUITY

(1)	Issuance of Common Stock for Recapitalization

Before the reverse merger, the Company had 3,125,018 shares of common stock issued and outstanding. In addition, the Company had outstanding warrants issued to purchase 775,000 shares of common stock, the exercise price which was increased to $1.196 per share at the time of the reverse merger.

On December 23, 2009, the Company issued 33,104,234 shares of common stock in the reverse merger for the recapitalization of Dragon Lead and re-organization of Kingold.

On December 23, 2009, 416,668 shares of common stock were issued to a consultant for advisory services related to the reverse merger. This expense is recorded at fair value of $0.996 per share at the grant date for a total of $415,001.

(2)	Issuance of Common Stock in Private Placement

In accordance with a Securities Purchase Agreement (“Securities Purchase Agreement”) entered into between the Company and a group of accredited investors (“Investors”) on December 23, 2009, the Company received $5,100,000 (or $4,472,482 net proceeds after deducting the offering expenses and reverse merger service expense) from the Investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issuance of 5,120,484 shares of restricted common stock at $0.996 by a private placement and warrants to purchase 1,024,096 shares of Common Stock at an exercise price of $0.996 per share, exercisable within 5 years of the date of issue. The Company relied on an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933 in connection with the issuance of these shares.

In connection with the private placement and pursuant to the Securities Purchase Agreement, the placement agent and advisors received the following compensation: (i) $368,518 cash as an engagement and documentation fee; (ii) $200,000 as a placement commission; (iii) $59,000 cash as reverse merger service fee, and (iv) warrants to purchase 1,536,145 shares of Common Stock with the same term of the warrants issued to Investors.

After the reverse merger, the company had 41,766,404 shares of common stock issued and outstanding and warrant to purchase of 3,335,241 shares of Common Stock.

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of the Company’s common stock. The split was made effective on August 10, 2010. All share and per share data provided herein give effect to this reverse stock split, applied retroactively.

(3)	Appropriated retained earnings

The Company is required to make appropriations to the statutory surplus reserve based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective company’s registered capital.

The statutory reserve funds cannot be used to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

During 2009 and 2008, the Company appropriated $40,288 and $650,291 respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 12 — WARRANTS

In October, 2008, prior to the reverse merger, the Company issued warrants to purchase 775,000 shares of common stocks, the original exercise price was $0.32 per share, exercisable within 5 years of the date of issue, and in connection with the reverse merger, the exercise price was increased to $1.196 per share with all other terms the same.

The warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 1.51% (no dividend yield) and expected term of four years. The fair value of those warrants was recalculated at the reverse merge date at $1,119,172.

In conjunction with the private placement, the warrants issued to investor and placement agent to purchase total 2,560,241 shares of Common stock at an exercise price of $0.996 per share, exercisable within five years of the date of issue. No separate consideration was paid for such warrants. The exercise price of the warrant is subject to adjustments under certain circumstances and the warrants permit cashless exercise by the holders. This expense directly related to private placement is recorded as additional paid-in capital in the accompanying financial statements. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act for the issuance of common stock and warrants to the placement agent. The warrants issued to the placement agent, qualify as permanent equity, the value of which warrants has created offsetting debit and credit entries to additional paid-in capital.

The warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging” and EITF 07-5 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 2.51% (no dividend yield) and expected term of five years. The fair value of those warrants at the grant date was calculated at $4,020,876.

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of the Company’s common stock. The split was made effective on August 10, 2010. All share and per share data provided herein give effect to this reverse stock split, applied retroactively.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Escrowed share arrangement

In accordance with the Securities Purchase Agreement, a majority stockholder of Dragon Lead, immediately following the closing of the reverse acquisition, entered into a make good escrow agreement with the investors, pursuant to which a total of 1,895,609 of their beneficially owned shares of common stock were delivered to an escrow agent in order to secure the Company’s obligations under the Securities Purchase Agreement to deliver additional common stock to the private placement investors in the event the Company fails to achieve certain after-PRC — tax net income of Wuhan Kingold targets for fiscal years 2009, 2010 and 2011 (“Make Good Escrow Shares”). Those targets are RMB65 million, RMB100 million and RMB150 million in after-tax net income for the fiscal years ended December 31, 2009 and ending December 31, 2010 and 2011, respectively. In the event the Company is not able to achieve the net income target, the Company is obligated to transfer 1,895,609 shares of common stock to the private placement investors on a pro-rata basis. Of the 33,104,234 shares of common stock issued in the Share Exchange, 1,895,609 have been deposited by the majority stockholder of Dragon Lead into escrow to secure these obligations.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 13 — COMMITMENTS AND CONTINGENCIES  – (continued)

As the performance threshold was met for fiscal year 2009, 631,869 escrowed shares will be returned to stockholders in 2009, the remaining 1,263,740 shares will be released in fiscal years 2010 and 2011 if the performance thresholds for fiscal years 2010 and 2011 are also met.

Liquidated damages

Pursuant to the Securities Purchase Agreement entered into between the Company and a group of accredited investors on December 23, 2009, the Company was obligated to make efforts to file a registration statement with the SEC for the registration of 5,120,484 shares of common stock offered by selling stockholders to be declared effective by the SEC on or before June 23, 2010. After June 23, 2010 and for each monthly anniversary date thereafter in which the registration statement fails to be declared effective, the Company shall pay liquidated damages to investors equal to 1% of the funds raised, subject to a cap of 6% of total funds raised. The Company has not accrued for these liquidated damages as the Company anticipates the registration statement will be declared effective on or before June 23, 2010.

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of the Company’s common stock. The split was made effective on August 10, 2010. All share and per share data provided herein give effect to this reverse stock split, applied retroactively.

NOTE 14 — CONCENTRATIONS AND RISKS

During 2009 and 2008, 99% and 100% of the Company’s assets were located in the PRC and 100% of the Company’s revenues were derived from companies located in the PRC.

The Company’s principal raw material used during the year is gold which accounted for 95% and 76% of the Company’s total purchases for the years ended December 31, 2009 and 2008, respectively. The Company purchased gold directly and solely from The Shanghai Gold Exchange (“SGE”), the largest gold trading platform in the PRC.

NOTE 15 — SUBSEQUENT EVENT

On August 10, 2010, the Company effected a 1-for-2 reverse split of its Common Stock. All Shares and per Share data provided herein give effect to the stock reverse split and have been applied retroactively. As such, the total number of the common stock outstanding as of December 31, 2009 and 2008 were 41,766,404 and 33,104,234 shares, respectively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,643,253	$7,964,120
Restricted cash	—	1,462,587
Accounts receivable	250,820	485,399
Inventories	44,923,854	31,756,009
Other current assets and prepaid expenses	212,395	101,189
Value added tax recoverable	5,649,702	5,792,014
Total Current Assets	57,680,024	47,561,318
PROPERTY AND EQUIPMENT, NET	13,644,058	14,126,950
OTHER ASSETS
Other assets	142,360	141,198
Intangible assets, net	496,089	497,572
Total other assets	638,449	638,770
TOTAL ASSETS	$71,962,531	$62,327,038
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term loans	$8,847,678	$8,775,522
Other payables and accrued expenses	750,037	368,196
Income tax payable	1,600,228	1,347,295
Other taxes payable	45,811	192,415
Total Current Liabilities	11,243,755	10,683,428
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of June 30, 2010 and December 31, 2009	—	—
Common stock $0.001 par value, 100,000,000 shares authorized, 41,766,404 shares issued and outstanding as of June 30, 2010 and December 31, 2009	41,766	41,766
Additional paid-in capital	31,077,118	31,077,118
Retained earnings
Unappropriated	23,885,309	15,669,257
Appropriated	915,767	878,911
Accumulated other comprehensive income	3,600,323	3,156,305
Total Stockholders’ Equity	59,520,283	50,823,356
Noncontrolling interest	1,198,493	820,254
Total Equity	60,718,776	51,643,610
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,962,531	$62,327,038

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
NET SALES	$107,843,982	$60,418,354	$168,356,310	$98,479,024
COST OF SALES
Cost of sales	(100,568,471)	(57,277,251)	(154,782,581)	(91,939,064)
Depreciation	(276,269)	(278,334)	(555,084)	(556,603)
Total cost of sales	(100,844,740)	(57,555,585)	(155,337,665)	(92,495,667)
GROSS PROFIT	6,999,242	2,862,769	13,018,645	5,983,357
OPERATING EXPENSES
Selling, general and administrative expenses	742,564	440,871	1,125,566	835,938
Depreciation	29,614	29,741	56,277	59,442
Amortization	2,769	2,767	5,538	5,532
Total Operating Expenses	774,947	473,379	1,187,381	900,912
INCOME FROM OPERATIONS	6,224,295	2,389,390	11,831,264	5,082,445
OTHER INCOME (EXPENSES)
Other income	2,294	966	4,052	966
Interest income	1,126	(273)	2,307	24
Interest expense	(134,568)	(246,247)	(269,536)	(510,504)
Total Other Expenses, net	(131,148)	(245,554)	(263,177)	(509,514)
INCOME FROM OPERATIONS BEFORE TAXES	6,093,147	2,143,835	11,568,087	4,572,931
PROVISION FOR INCOME TAXES	(1,590,197)	(536,657)	(2,946,095)	(1,144,622)
NET INCOME	$4,502,950	$1,607,179	$8,621,992	$3,428,309
Less: net income attribute to the noncontrolling interest	(198,934)	(156,118)	(369,084)	(231,460)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,304,016	$1,451,061	$8,252,908	$3,196,849
OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	393,852	79,041	453,174	97,924
Less: foreign currency translation gains attributable to noncontrolling interest	(7,754)	(284)	(9,155)	(567)
Foreign currency translation gains attributable to common stockholders	386,098	78,757	444,019	97,357
COMPREHENSIVE INCOME	$4,690,114	$1,529,818	$8,696,927	$3,294,206
Earnings per share
Basic	$0.10	0.04	$0.20	0.10
Diluted	$0.10	0.04	$0.19	0.10
Weighted Average Shares
Basic	41,766,404	33,104,234	41,766,404	33,104,234
Diluted	44,469,481	33,104,234	44,469,481	33,104,234

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,621,992	$3,428,309
Adjusted to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	616,899	621,577
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	237,022	1,046,051
Inventories	(12,822,975)	12,790,677
Other current assets and prepaid expenses	(110,193)	113,014
Value added tax recoverable	188,703	—
Increase (decrease) in:
Other payables and accrued expenses	379,370	40,042
Income tax payable	285,799	(952,530)
Other taxes payable	(192,738)	(508,331)
Net cash provided by (used in) operating activities	(2,796,119)	16,578,809
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(16,198)	(9,906)
Net cash used in investing activities	(16,198)	(9,906)
CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	1,465,044	1,243,302
Proceeds from bank loans	5,860,174	5,853,853
Repayments of bank loans	(5,860,174)	(5,414,814)
Net cash provided by financing activities	1,465,044	1,682,341
EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	26,407	14,379
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,320,867)	18,265,623
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	7,964,120	337,903
CASH & CASH EQUIVALENTS, END OF PERIOD	$6,643,253	$18,603,526
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$232,910	$414,529
Cash paid for income tax	$2,705,810	$2,097,286

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the periods ended June 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the full year. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes thereto included in the Company’s 2009 Form 10-K.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the financial statements of Kingold Jewelry Inc. (Kingold), its wholly owned subsidiaries, Dragon Lead Group Limited (“Dragon Lead”) and Wuhan Vogue-Show Jewelry Co., Limited (“Wuhan Vogue-Show”) and Wuhan Kingold Jewelry Co., Limited (“Wuhan Kingold”), its 95.83% contractually controlled affiliate. The noncontrolling interests represent the minority stockholders’ 4.17% proportionate share of the results of Wuhan Kingold. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with a bank with an original maturity of less than three months.

Restricted cash

The Company’s financing facilities require a minimum cash deposit as security for borrowings outstanding under its demand financing facilities. The restricted cash amount is classified as a current asset in the balance sheets since the borrowings it secures are classified as current liabilities. As of June 30, 2010 the balance was $0, compared to the balance of $1,462,587 as of December 31, 2009. Because of our accumulated good credit record, the restricted cash is currently waived by the financing facilities.

Accounts Receivables

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customers and current relationships with them. As of June 30, 2010 and December 31, 2009, the Company has not recorded any write off of customer receivables and there was no allowance for doubtful accounts established. The Company considers all the accounts receivable fully collectible.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Inventories

Inventories are stated at the lower of cost or market value, cost being calculated on the weighted average basis. The cost of inventories comprises all costs of purchases, costs of fixed and variable production overheads and other costs incurred in bringing the inventories to their present location and condition. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand. The Company has not recorded any write down of inventory as a result of the Company’s entire inventory is turned over usually within thirty to sixty days. Therefore, the Company has determined no allowance for inventories is considered necessary for the six months ended June 30, 2010 and 2009.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

	Estimated Useful Life	Estimate Residual Value
Buildings	30 years	5%
Plant and machinery	15 years	5%
Motor vehicles	10 years	5%
Office furniture and electronics	5 – 10 years	5%

Long-lived assets

The Company accounts for long-lived assets under the FASB Codification Topic 360 (ASC Topic 360) “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets.” In accordance with ASC Topic 360, indefinite-lived intangible assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Finite-lived assets and intangibles are also reviewed for impairment test when circumstance requires it. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of property, plant and equipment and land use rights. No impairment loss is recorded for the six months ended June 30, 2010 and 2009.

Fair value of financial instruments

FASB Codification Topic 825(ASC Topic 825), “Disclosure about Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of accounts receivable, other current assets and prepaid expenses, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue recognition

Net sales are primarily composed of sales of products to wholesale and retail customers and subcontracting fees. The Company recognizes revenues under the FASB Codification Topic 605 (“ASC Topic 605”), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services has been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company’s revenues are considered to have been met as follows:

Sales of products

The Company recognizes revenue on sales of products when the goods are delivered and title to the goods passes to the customers provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Sub-contracting fees

The Company also provides sub-contracting services to its customers based on a fixed-price contract. The Company recognizes services-based revenue from all its contracts when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. The revenues from sub-contracting services only consist of approximately 3.98% of the total revenue recognized.

Income taxes

The Company accounts for income taxes under the FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes.” ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company’s financial position or results.

The Company records interest and penalties as a general and administrative expense. The statute of limitations for the Company’s U.S. federal income tax returns and certain state income tax returns remain open for tax years 2007 and after. The Company’s foreign tax returns, mainly PRC, remain open for tax years 2008 and after.

Foreign currency translation

Kingold and Dragon Lead maintain their accounting records in the United States Dollars (“US$”), whereas Wuhan Vogue-Show and Wuhan Kingold maintain their accounting records in the currency of Renminbi (“RMB”), being the primary currency of the economic environment in which their operations are conducted.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company’s principal country of operations is the PRC. The financial position and results of operations of the Company are determined using the local currency (“RMB”) as the functional currency. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated Other Comprehensive Income.”

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions, Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting.

Other comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in HK$ and RMB to US$ is reported as other comprehensive income in the statements of operations and stockholders’ equity.

Other comprehensive income for the six months ended June 30, 2010 and 2009 was $444,019 and $97,357, respectively , and for three months ended June 30, 2010 and 2009 was $386,098 and $78,757, respectively.

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Segments

The Company operates in only one segment; As a result segment disclosure is not presented.

Recent Accounting Pronouncements

In May 2009, the FASB issued ASC 855-10, “Subsequent Events ” (“ASC 855-10”), which establishes principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued . ASC 855-10 requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date. Subsequent events that provide information about conditions that did not exist at the balance sheet date shall not be recognized in the financial statementsunder ASC 855-10. ASC 855-10 was effective for interim and annual reporting periods on or after June 15, 2009. The adoption of ASC 855-10 did not have a material effect on the Company’s financial position or results of operations. In February 2010, the FASB issued ASU 2010-09 “Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”), which removed the requirements in ASC 855-10 for an SEC filer to

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

disclose the date through which subsequent events have been evaluated for both issued and revised financial statements. ASU 2010-09 became effective upon issuance and the adoption of ASU 2010-09 did not have a material effect on the Company’s financial position or results of operations.

NOTE 3 — INVENTORIES, NET

Inventories are consisted of the following:

	As of
	June 30, 2010	December 31, 2009
Raw materials	$11,630,310	$9,645,402
Work-in-progress	27,556,197	17,894,676
Finished goods	5,7373,347	4,215,931
Less: provision for obsolescence	—
Total inventory	$44,923,854	$31,756,009

For the three months ended June 30, 2010 and 2009, no provision for obsolete inventories was recorded by the Company.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment as of June 30, 2010 and December 31, 2009:

	As of
	June 30, 2010	December 31, 2009
Buildings	$1,851,154	$1,881,339
Plant and machinery	17,366,074	17,325,868
Motor vehicles	38,872	38,555
Office and electric equipment	591,355	423,658
Subtotal	19,847,455	19,669,420
Less: accumulated depreciation	(6,203,397)	(5,542,470)
Property and equipment, net	$13,644,058	$14,126,950

Depreciation expense for the six months ended June 30, 2010 and 2009 were $611,361 and $616,045, respectively. Depreciation expense for the three months ended June 30, 2010 and 2009 were $305,883 and $308,075, respectively.

NOTE 5 — OTHER ASSETS

Other assets as of June 30, 2010 and December 31, 2009 consist of the Company’s investment in the membership certificates at Shanghai Diamond Exchange and Shanghai Gold Exchange.

In accordance with ASC 940-340, membership certificates at Shanghai Diamond Exchange and Shanghai Gold Exchange owned by the Company are originally carried at cost, or, if another-than-temporary impairment in value has occurred, at adjusted cost. In determining whether another-than-temporary decline in value has occurred, the Company uses ASC 320, ASC 958 and Section M of Topic 5 of the SEC Staff Accounting Bulletin series (“SAB 59”) as analogous guidance. There was no impairment of these assets as of June 30, 2010 and December 31, 2009.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6 — INTANGIBLE ASSETS, NET

Intangible assets as of June 30, 2010 and December 31, 2009 consist of land use rights and computer software program acquired. The Company has the right to use the land for fifty years and the right to use the software for five years and the Company amortizes the assets on a straight line basis over its terms from the acquisition date. Amortization expense was $ 5,538 and $5,532 for the six months ended June 30, 2010 and 2009, and was $2,769 and $2,767 for the three months ended June 30, 2010 and 2009, respectively.

NOTE 7 — SHORT TERM LOANS

The Short term loans include the following:

	As of
	June 30, 2010	December 31, 2009
a) Loan payable to Pufa bank	5,898,452	5,850,348
b) Loan payable to Xinye Bank, Hanzhengjie branch	2,949,226	2,925,174
Total short term loans	$8,837,678	$8,775,522

a) Loan payable to Pufa bank, Jiangan branch was originally one year term from May 2009 to May 2010 at the interest rate of 5.31% per year. The loan was paid off by the due date, and then, as customary in China, the principal was reborrowed for another one year term from May 2010 to May, 2011 at the interest rate of 5.5755% per year pursuant to a new note. This loan has been guaranteed by the buildings, plants and machinery of the Company.

b) Loan payable to Xinye bank, Hanzhengjie branch was one year term from December 2009 to December 2010 at the interest rate of 4.425% per year. This loan has been guaranteed by a non-related third party.

Interest expense for the six months ended June 30, 2010 and 2009 was $269,536 and $510,504, respectively. Interest expense for the three months ended June 30, 2010 and 2009 was $134,568 and $246,247, respectively.

NOTE 8 — INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Kingold was incorporated in the United States and has incurred net operating loss for income tax purpose for 2009 and 2008. Kingold had loss carry forwards of approximately $586,000 for U.S. income tax purposes available for offset against future taxable U.S. income expiring in 2029. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating historyX and continuing losses. Accordingly, a full valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowance as of June 30, 2009 was approximately $200,000.

Dragon Lead was incorporated in the BVI and under current laws of the BVI; income earned is not subject to income tax.

Wuhan Vougue-Show and Wuhan Kingold were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25% for the six months ended June 30, 2010 and 2009.

The Company does not have any deferred tax assets or liabilities from its foreign operations.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — INCOME TAXES  – (continued)

Significant components of the income tax provision were as follows for the six months ended June 30, 2010 and 2009:

	For the six months ended June 30,
	2009	2008
Current tax provision
Federal	$—	$—
State	—	—
Foreign	2,946,095	1,144,622
	2,946,095	1,144,622
Deferred tax provision
Federal	—	—
State	—	—
Foreign	—	—
	—	—
Income tax provision	$2,946,095	$1,144,622

Income from continuing operations before income taxes were allocated between the United States and Foreign components for the six months ended June 30, 2010 and 2009 as follows:

	For the six months ended June 30,
	2009	2008
United States	$9,325	$—
Foreign	8,612,667	3,428,309
	$8,621,992	$3,428,309

ASC 740-10 clarifies the accounting and reporting of income taxes recognized in the financial statements and provides how tax benefits may be recognized. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized in subsequent periods. On January 1, 2007, we adopted the provisions of this topic. At June 30, 2010 and December 31, 2009 we had no unrecognized tax benefits.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits and penalties, if any, as income tax expense. The Company files income tax returns with U.S. Federal Government, as well as Delaware State and the Company files returns in foreign jurisdictions of BVI and PRC China. With few exceptions, the Company is subject to U.S. federal and state income tax examinations by tax authorities for years on or after 1995.

The Company’s foreign subsidiaries also file income tax returns with both the National Tax Bureau (with its branches in Wuhan) and the Local Tax Bureaus (Hubei Provincial Tax Bureau and Wuhan Municipal Tax Bureau). The Company is subject to income tax examinations by these foreign tax authorities. The Company has passed all tax examinations by both National and Local tax authorities since the inception of the Company in 2002.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — INCOME TAXES  – (continued)

The following table reconciles the U.S. statutory rates to the Company’s effective rate for the six months ended June 30, 2010 and 2009:

	For the Six Months Ended June 30,
	2009	2008
US Statutory rate	34%	34%
Foreign income not recognized in USA	(34%)	(34%)
China income tax	25%	25%
Effective tax rate	25%	25%

NOTE 9 — EARNINGS PER SHARE

In December 23, 2009, the Company entered into a reverse merger transaction with Dragon Lead. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805. ASC 805 states that in calculating the weighted average shares when a reverse merger took place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period will be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

As of June 30, 2010, the Company had outstanding warrants to acquire 3,335,241 shares of common stock. 2,560,241 warrants have an excise price of $0.996, while 775,000 warrants have an exercise price of $1.196. As of June 30, 2010, all the outstanding warrants were considered dilutive and were included in the weighted average shares-diluted calculation using the treasury stock method.

The following table presents a reconciliation of basic and diluted net income per share:

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2010	2009	2010	2009
Net income attributable to Common stockholders	$8,252,908	$3,196,849	$4,304,017	$1,451,061
Weighted average number of common shares outstanding – Basic	41,766,404	33,104,234	41,766,404	33,104,234
Effect of diluted securities:
Unexercised warrants	2,703,077	—	2,703,077	—
Weighted average number of common shares outstanding – Diluted	44,469,481	33,104,234	44,469,481	33,104,234
Earnings per share – Basic	$0.20	$0.10	$0.10	$0.04
Earnings per share – Diluted	$0.19	$0.10	$0.10	$0.04

On June 7, 2010, the Company’s Board of Directors authorized a one-for-two reverse split of its common stock. The reverse split was effective on August 10, 2010. All shares and per share data provided herein give effect to this stock split and have been applied retroactively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 10 — STOCKHOLDERS’ EQUITY

(1) Issuance of Common Stock for recapitalization

Before the acquisition of Dragon Lead, the company had 3,125,018 shares of common stock issued and outstanding. In addition, the Company has outstanding warrants issued to former officers and consultants to purchase 775,000 shares of common stock, which were amended to increase the exercise price changed to $1.196 per share.

On December 23, 2009, the Company issued 33,104,234 shares of common stock in the acquisition of Dragon Lead for the recapitalization of Dragon Lead and re-organization of Kingold.

On December 23, 2009, 416,668 shares of common stock were issued to a consultant for advisory services related to the acquisition of Dragon Lead. This expense is recorded at fair value of $0.996 per share at the grant date for a total of $415,001.

(2) Issuance of Common Stock in Private Placement

In accordance with the Securities Purchase Agreement (“Securities Purchase agreement”) entered into between the Company and a group of accredited investors (“investors”) on December 23, 2009, the Company received $5,100,000 (or $4,472,482 net proceeds after deducting the offering expenses and reverse merger service expense) from the investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issuance of 5,120,484 shares of restricted common stock at $0.996 by a private placement and warrants to purchase 1,024,096 shares of Common stock at an exercise price of $0.996 per share, exercisable within 5 years of the date of issue. The Company relied on an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933 in connection with the issuance of these shares.

In connection with the private placement and pursuant to the Securities Purchase Agreement, the placement agent and advisors received the following compensation: (i) $368,518 cash as an engagement and documentation fee; (ii) $200,000 as a placement commission; (iii) $59,000 cash as reverse merger service fee, and (iv) warrants to purchase 1,536,145 shares of Common Stock with the same term of the warrants issued to investors.

After the reverse merger, the company has 41,766,404 shares of common stock issued and outstanding and warrant to purchase of 3,335,241 shares of common stock.

(3) Appropriated retained earnings

The Company is required to make appropriations to the statutory surplus reserve based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective company’s registered capital.

The statutory reserve funds cannot be used to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

For the six months ended June 30, 2010 and 2009, the Company appropriated $36,856 and $25,108, respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11 — WARRANTS

In October, 2008, prior to the acquisition of Dragon Lead, the Company issued warrants to formers officers and consultants to purchase 775,000 shares of common stock, the original exercise price was $0.32 per share, exercisable within 5 years of the date of issue, in connection with the acquisition, the exercise price changed to $1.196 per share with all other terms the same.

The Company has determined that the warrants meet the conditions for equity classification pursuant to ASC 815. Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 1.51% (no dividend yield) and expected term of four years. The fair value of those warrants was recalculated at the reverse merge date at $1,119,172.

In conjunction with the private placement, the warrants issued to investor and placement agent to purchase total 2,560,241 shares of common stock at an exercise price of $0.996 per share, exercisable within five years of the date of issue. No separate consideration was paid for such warrants. The exercise price of the warrant is subject to adjustments under certain circumstances and the warrants permit cashless exercise by the holders. This expense directly related to private placement is recorded as additional paid-in capital in the accompanying financial statements. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act for the issuance of common stock and warrants to the placement agent. The warrants issued to the placement agent, qualify as permanent equity, the value of which warrants has created offsetting debit and credit entries to additional paid-in capital.

The Company has determined that the warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging”. Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 2.51% (no dividend yield) and expected term of five years. The fair value of those warrants at the grant date was calculated at $4,020,876.

Following is a summary of the status of warrants activities as of June 30, 2010:

	Warrants outstanding	Weighted Average Exercise Price	Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, January 1, 2010	3,335,241	1.04	4.77	471,084
Granted
Forfeited
Exercised
Outstanding, June 30, 2010	3,335,241	1.04	4.27	14,875,175

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 12 — COMMITMENTS AND CONTINGENCIES

Escrowed share arrangement

In accordance with the Securities Purchase Agreement, a majority stockholder of Dragon Lead, immediately following the closing of the reverse acquisition, entered into a make good escrow agreement with the investors, pursuant to which a total of 1,895,609 of their beneficially owned shares of common stock were delivered to an escrow agent in order to secure the Company’s obligations under the Securities Purchase Agreement to deliver additional common stock to the private placement investors in the event the Company fails to achieve certain after-PRC — tax net income of Wuhan Kingold targets for fiscal years 2009, 2010 and 2011 (“Make Good Escrow Shares”). Those targets are RMB65 million, RMB100 million and RMB150 million in after-tax net income for the fiscal years ended December 31, 2009 and ending December 31, 2010 and 2011, respectively. In the event the Company is not able to achieve the net income target, the Company is obligated to transfer 1,895,609 shares of common stock to the private placement investors on a pro-rata basis. Of the 33,104,234 shares of common stock issued in the Share Exchange, 1,895,609 have been deposited by the majority stockholder of Dragon Lead into escrow to secure these obligations.

As the performance threshold was met for fiscal year 2009, 631,869 escrowed shares will be returned to stockholders in 2009, the remaining 1,263,740 shares will be released in fiscal years 2010 and 2011 if the performance thresholds for fiscal years 2010 and 2011 are also met.

Liquidated damages

Pursuant to the Securities Purchase Agreement entered into between the Company and a group of accredited investors on December 23, 2009, the Company was obligated to make efforts to file a registration statement with the SEC for the registration of 5,120,484 shares of common stock offered by selling stockholders to be declared effective by the SEC on or before June 23, 2010. After June 23, 2010 and for each monthly anniversary date thereafter in which the registration statement fails to be declared effective, the Company shall pay liquidated damages to investors equal to 1% of the funds raised, subject to a cap of 6% of total funds raised. A majority of the group of accredited investors have waived their registration rights and the Company will not pay for the penalty as the result. Accordingly, the Company has not accrued for these liquidated damages.

Note 13 — Subsequent Events

On August 10, 2010, the Company effected a 1-for-2 reverse split of its common stock. All shares and per share data provided herein give effect to the reverse stock split and have been applied retroactively. As such, the total number of shares of common stock outstanding after the reverse split is 41,766,404.

KINGOLD

Trade Show in Shenzhen

On-Site Showroom

Retail Display

金凰股份

Kingold Headquarters

Exhibition Show in Beijing

Kingold Jewelry, Inc.

5,000,000 of Shares of Common Stock

PROSPECTUS

Rodman & Renshaw, LLC	JMP Securities

Until       , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee		$3,674
Financial Industry Regulatory Authority filing fee		$3,000
Accounting fees and expenses		50,000
Legal fees and expenses		*
Printing and engraving expenses		*
Registrar and Transfer Agent’s fees		12,000
Miscellaneous fees and expenses		50,000
Total	$	*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We currently carry directors’ and officers’ liability insurance covering our directors and officers for a period of one year commencing May 11, 2010. The limit of liability of such insurance is $5,000,000 in the aggregate for the insured period.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this registration statement, we have entered into indemnification agreements with each our directors and officers, in substantially the same form as Exhibit 10.17 attached hereto. Such indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

On December 23, 2009, pursuant to the acquisition agreement, we issued 33,104,234 newly issued shares of our common stock to the Dragon Lead Stockholders in exchange for 100% of the outstanding shares of Dragon Lead. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations of the Dragon Lead Shareholders, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act or (c) had a pre-existing or personal relationship with the Company. Each Dragon Lead Shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

On December 23, 2009, pursuant to a securities purchase agreement we completed a sale to 14 Investors of an aggregate of 5,120,483 newly issued shares of our common stock at a price of $0.996 per share and 1,536,145 warrants for a total purchase price of $5,100,000. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations of the Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the

Securities Act (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act or (c) had a pre-existing or personal relationship with the Company. Each Investor further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares, the warrants and the shares underlying the warrants have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

In connection with the December 2009 private placement and the acquisition, we issued 1,536,145 warrants as compensation to consultants and/or their designees, each exercisable at a price of $0.996 per share. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations, which included, in pertinent part, that such shareholders were (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (b) had a pre-existing or personal relationship with the Company. A legend was included on all offering materials and documents which stated that the warrants and the shares underlying the warrants have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

On April 1, 2010, pursuant to an Executive Employment Agreement with Bin Liu, our Chief Financial Officer, we issued a warrant to purchase 60,000 shares of our common stock per year, for each of three years. The issuance of these securities was exempt from registration under Section 4(2), Rule 701 and Regulation D of the Securities Act.

All share and per share information concerning our common stock in the above discussion reflects a 1-for-2 reverse stock split which became effective on August 10, 2010.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
2.1	Reverse Acquisition Agreement dated September 29, 2009 by and between the Registrant, Baytree Capital Associates, LLC, Wuhan Vogue-Show Jewelry Co., Ltd., Dragon Lead Group Limited and the stockholders of Dragon. (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on October 5, 2009)
3.1	Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.2	Amendment to Certificate of Incorporation of Registrant dated September 29, 1995 (Incorporated by reference to Exhibit 3.2 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.3	Amendment to Certificate of Incorporation of Registrant dated October 12, 1995 (Incorporated by reference to Exhibit 3.3 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.4	Amendment to Certificate of Incorporation of Registrant dated January 21, 1999 (Incorporated by reference to Exhibit 3.4 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.5	Amendment to Certificate of Incorporation of Registrant dated April 7, 2000 (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2/A with the Commission on April 12, 2000)

Exhibit No.	Description
3.6	Amendment to Certificate of Incorporation of Registrant dated December 18, 2010*
3.7	Amendment to Certificate of Incorporation of Registrant dated June 8, 2010*
3.8	Amended and Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3.1 to our Current Report filed on Form 8-K with the Commission on September 30, 2010)
4.1	Form of Common Stock Certificate of Registrant (Incorporated by reference to Exhibit 4.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.2	Warrant to purchase 674,699 shares of the Registrant’s Common Stock issued to Whitebox Combined Partners, LP, dated December 22, 2009*
4.3	Warrant to purchase 128,514 shares of the Registrant’s Common Stock issued to Whitebox Intermarket Partners, LP, dated December 22, 2009*
4.4	Warrant to purchase 461,847 shares of the Registrant’s Common Stock issued to Wallington Investment Holding Ltd, dated December 22, 2009*
4.5	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Parkland Ltd., dated December 22, 2009*
4.6	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Jayhawk Private Equity Fund II, LP, dated December 22, 2009*
4.7	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Trillion Growth China Limited Partnership, dated December 22, 2009*
4.8	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Great Places LLC, dated December 22, 2009*
4.9	Warrant to purchase 30,120 shares of the Registrant’s Common Stock issued to Donald Rosenfeld, dated December 22, 2009*
4.10	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Jay T. Snyder, dated December 22, 2009*
4.11	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Beryl Snyder, dated December 22, 2009*
4.12	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.13	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.14	Warrant to purchase 10,040 shares of the Registrant’s Common Stock issued to Michael Harris, dated December 22, 2009*
4.15	Warrant to purchase 60,240 shares of the Registrant’s Common Stock issued to Bo Bai, dated December 22, 2009*
4.16	Warrant to purchase 1,684,789 shares of the Registrant’s Common Stock issued to Michael Gardner, dated December 22, 2009*
4.17	Warrant to purchase 850,000 shares of the Registrant’s Common Stock issued to Sienna Holdings Limited, dated December 22, 2009*
4.18	Warrant to purchase 112,500 shares of the Registrant’s Common Stock issued to Paul Goodman, dated December 22, 2009*
4.19	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Lynda Gardner, dated December 22, 2009*
4.20	Warrant to purchase 50,000 shares of the Registrant’s Common Stock issued to James Fuller, dated December 22, 2009*

Exhibit No.	Description
4.21	Warrant to purchase 62,500 shares of the Registrant’s Common Stock issued to James Lanshe, dated December 22, 2009*
4.22	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Mary Baker, dated December 22, 2009*
4.23	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Alan Ritter, dated December 22, 2009*
4.24	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to David Jaroslawicz, dated December 22, 2009*
4.25	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to JP Huang, dated December 22, 2009*
4.26	Warrant to purchase 200,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.27	Warrant to purchase 750,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.28	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Daryl Cramer, dated October 6, 2008, as amended on December 16, 2009*
4.29	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Michael Harris, dated October 6, 2008, as amended on December 16, 2009*
4.30	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Paul Goodman, dated October 6, 2008, as amended on December 16, 2009*
4.31	Warrant to purchase 250,000 shares of the Registrant’s Common Stock issued to Paul Goodman dated October 6, 2008, as amended on December 16, 2009*
5.1	Legal Opinion of DLA Piper LLP (US)
5.2	Legal Opinion of Grandall Legal Group
10.1	Securities Purchase Agreement dated December 23, 2009 by and between the Registrant and Investors
10.2	Registration Rights Agreement dated December 23, 2009 by and between the Registrant and Investors (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission December 28, 2009)
10.3	Amendment to Registration Rights Agreement dated as of December 23, 2009, and amended as of April 15, 2010, by and between the Registrant and Investors
10.4	Consulting Agreement dated April 7, 2010 between the Registrant and Baytree Capital Associates, LLC, as amended*
10.5	Make Good Escrow Agreement dated December 23, 2009 by and between Famous Grow Holdings Limited, Zhihong Jia and Bin Zhao
10.6	Exclusive Management Consulting and Technical Support Agreement dated June 30, 2009 by and between Vogue-Show and Wuhan Kingold
10.7	Shareholders’ Voting Proxy Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.8	Purchase Option Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.9	Pledge of Equity Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.10	Employment Agreement dated April 1, 2010 between the Registrant and Bin Liu

Exhibit No.	Description
10.11	Restated Call Option Agreement dated December 17, 2009 by and between Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie*
10.12	Loan Agreement (English translation) dated December 14, 2009 between Wuhan Kingold and Xinye Bank
10.13	Loan Agreement (English translation) dated May 6, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.14	Loan Agreement (English translation) dated May 11, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.15	Loan Agreement (English translation) dated May 17, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.16	Lease Agreement (English translation) dated February 1, 2009 Wuhan Kingold and Vogue Show
10.17	Form of Indemnification Agreement*
10.18	Employment Agreement dated October 27, 2010 between Registrant and Zhihong Jia
14.1	Code of Business Conduct and Ethics
21.1	List of Subsidiaries*
23.1	Consent of Friedman, LLP
23.2	Consent of DLA Piper LLP (US) (filed as part of Exhibit 5.1)
23.3	Consent of Grandall Legal Group (filed as part of Exhibit 5.2)
24.1	Power of Attorney (included in signature page)

*	Previously Filed.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuhan, Hubei Province, PRC, on October 29, 2010.

KINGOLD JEWELRY, INC.
By: /s/ Zhihong Jia Zhihong Jia Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Zhihong Jia Zhihong Jia	Chief Executive Officer and Chairman of the Board (principal executive officer)	October 29, 2010
/s/ Bin Liu Bin Liu	Chief Financial Officer (principal accounting and financial officer)	October 29, 2010
* Bin Zhao	Director and General Manager	October 29, 2010
* Zhang Bin Nan	Director	October 29, 2010
* Xu Hai Xiao	Director	October 29, 2010
* Vincent F. Orza Jr.	Director	October 29, 2010
* /s/ Bin Liu Bin Liu, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
2.1	Reverse Acquisition Agreement dated September 29, 2009 by and between the Registrant, Baytree Capital Associates, LLC, Wuhan Vogue-Show Jewelry Co., Ltd., Dragon Lead Group Limited and the stockholders of Dragon. (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on October 5, 2009)
3.1	Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.2	Amendment to Certificate of Incorporation of Registrant dated September 29, 1995 (Incorporated by reference to Exhibit 3.2 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.3	Amendment to Certificate of Incorporation of Registrant dated October 12, 1995 (Incorporated by reference to Exhibit 3.3 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.4	Amendment to Certificate of Incorporation of Registrant dated January 21, 1999 (Incorporated by reference to Exhibit 3.4 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.5	Amendment to Certificate of Incorporation of Registrant dated April 7, 2000 (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2/A with the Commission on April 12, 2000)
3.6	Amendment to Certificate of Incorporation of Registrant dated December 18, 2010*
3.7	Amendment to Certificate of Incorporation of Registrant dated June 8, 2010*
3.8	Amended and Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3.1 to our Current Report filed on Form 8-K with the Commission on September 30, 2010)
4.1	Form of Common Stock Certificate of Registrant (Incorporated by reference to Exhibit 4.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.2	Warrant to purchase 674,699 shares of the Registrant’s Common Stock issued to Whitebox Combined Partners, LP, dated December 22, 2009*
4.3	Warrant to purchase 128,514 shares of the Registrant’s Common Stock issued to Whitebox Intermarket Partners, LP, dated December 22, 2009*
4.4	Warrant to purchase 461,847 shares of the Registrant’s Common Stock issued to Wallington Investment Holding Ltd, dated December 22, 2009*
4.5	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Parkland Ltd., dated December 22, 2009*
4.6	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Jayhawk Private Equity Fund II, LP, dated December 22, 2009*
4.7	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Trillion Growth China Limited Partnership, dated December 22, 2009*
4.8	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Great Places LLC, dated December 22, 2009*
4.9	Warrant to purchase 30,120 shares of the Registrant’s Common Stock issued to Donald Rosenfeld, dated December 22, 2009*
4.10	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Jay T. Snyder, dated December 22, 2009*
4.11	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Beryl Snyder, dated December 22, 2009*

Exhibit No.	Description
4.12	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.13	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.14	Warrant to purchase 10,040 shares of the Registrant’s Common Stock issued to Michael Harris, dated December 22, 2009*
4.15	Warrant to purchase 60,240 shares of the Registrant’s Common Stock issued to Bo Bai, dated December 22, 2009*
4.16	Warrant to purchase 1,697,289 shares of the Registrant’s Common Stock issued to Michael Gardner, dated December 22, 2009*
4.17	Warrant to purchase 850,000 shares of the Registrant’s Common Stock issued to Sienna Holdings Limited, dated December 22, 2009*
4.18	Warrant to purchase 112,500 shares of the Registrant’s Common Stock issued to Paul Goodman, dated December 22, 2009*
4.19	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Lynda Gardner, dated December 22, 2009*
4.20	Warrant to purchase 50,000 shares of the Registrant’s Common Stock issued to James Fuller, dated December 22, 2009*
4.21	Warrant to purchase 62,500 shares of the Registrant’s Common Stock issued to James Lanshe, dated December 22, 2009*
4.22	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Mary Baker, dated December 22, 2009*
4.23	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Alan Ritter, dated December 22, 2009*
4.24	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to David Jaroslawicz, dated December 22, 2009*
4.25	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to JP Huang, dated December 22, 2009*
4.26	Warrant to purchase 200,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.27	Warrant to purchase 750,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.28	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Daryl Cramer, dated October 6, 2008, as amended on December 16, 2009*
4.29	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Michael Harris, dated October 6, 2008, as amended on December 16, 2009*
4.30	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Paul Goodman, dated October 6, 2008, as amended on December 16, 2009*
4.31	Warrant to purchase 250,000 shares of the Registrant’s Common Stock issued to Paul Goodman dated October 6, 2008, as amended on December 16, 2009*
5.1	Legal Opinion of DLA Piper LLP (US)
5.2	Legal Opinion of Grandall Legal Group
10.1	Securities Purchase Agreement dated December 23, 2009 by and between the Registrant and Investors

Exhibit No.	Description
10.2	Registration Rights Agreement dated December 23, 2009 by and between the Registrant and Investors (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission December 28, 2009)
10.3	Amendment to Registration Rights Agreement dated as of December 23, 2009, and amended as of April 15, 2010, by and between Registrant and Investors
10.4	Consulting Agreement dated April 7, 2010 between the Registrant and Baytree Capital Associates, LLC, as amended*
10.5	Make Good Escrow Agreement dated December 23, 2009 by and between Famous Grow Holdings Limited, Zhihong Jia and Bin Zhao
10.6	Exclusive Management Consulting and Technical Support Agreement dated June 30, 2009 by and between Vogue-Show and Wuhan Kingold
10.7	Shareholders’ Voting Proxy Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.8	Purchase Option Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.9	Pledge of Equity Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold
10.10	Employment Agreement dated April 1, 2010 between the Registrant and Bin Liu
10.11	Restated Call Option Agreement dated December 17, 2009 by and between Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie*
10.12	Loan Agreement (English translation) dated December 14, 2009 between Wuhan Kingold and Xinye Bank
10.13	Loan Agreement (English translation) dated May 6, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.14	Loan Agreement (English translation) dated May 11, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.15	Loan Agreement (English translation) dated May 17, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank
10.16	Lease Agreement (English translation) dated February 1, 2009 Wuhan Kingold and Vogue Show
10.17	Form of Indemnification Agreement*
10.18	Employment Agreement dated October 27, 2010 between Registrant and Zhihong Jia
14.1	Code of Business Conduct and Ethics
21.1	List of Subsidiaries*
23.1	Consent of Friedman, LLP
23.2	Consent of DLA Piper LLP (US) (filed as part of Exhibit 5.1)
23.3	Consent of Grandall Legal Group (filed as part of Exhibit 5.2)
24.1	Power of Attorney (included in signature page)

*	Previously Filed.